CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.75% Senior Notes due 2023	$600,000,000	100%	$600,000,000	$68,760

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO: 333-184140

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 27, 2012)

Lender Processing Services, Inc.

$600,000,000

5.75% Senior Notes due 2023

We are offering $600,000,000 aggregate principal amount of 5.75% Senior Notes due 2023, or the “notes.”

The notes will mature on April 15, 2023. Interest will accrue from October 12, 2012 and is payable on April 15 and October 15 of each year, beginning on April 15 , 2013.

The notes will be our general unsecured senior obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, including borrowings under our credit facilities, to the extent of the value of the assets securing such indebtedness. As of the issue date, the notes will be jointly and severally guaranteed by each of our current and future direct and indirect domestic subsidiaries that guarantee our obligations under our credit facilities, and the notes will be structurally subordinated to all obligations of our subsidiaries that do not guarantee the notes.

We have the option to redeem the notes, in whole or in part, at any time on or after October 15, 2017, at the redemption prices specified under “Description of Notes — Optional Redemption.” We may also redeem the notes, in whole or in part, at any time prior to October 15, 2017, at a “make-whole” redemption price specified under “Description of Notes — Optional Redemption.” In addition, we may redeem up to 35% of the notes prior to October 15, 2015 with the net cash proceeds from certain equity offerings. If we undergo a change of control or sell certain assets, we may be required to offer to purchase the notes on the terms described in this prospectus supplement.

We do not intend to list the notes on any national securities exchange.

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Note	Total
Initial price to public[1]	100%	$600,000,000
Underwriting discount and commissions	1.375%	$8,250,000
Proceeds, before expenses, to us	98.625%	$591,750,000

1  Plus accrued interest, if any, from October 12, 2012, if settlement occurs after such date.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about October 12, 2012.

Joint Book-Running Managers

Wells Fargo Securities
J.P. Morgan
BofA Merrill Lynch
SunTrust Robinson Humphrey
US Bancorp
Goldman, Sachs & Co.

The date of this prospectus supplement is September 28, 2012.

Prospectus Supplement

Prospectus

About This Prospectus	ii
Lender Processing Services, Inc.	1
Risk Factors	2
Ratio of Earnings to Fixed Charges	2
Forward-Looking Statements	3
Use of Proceeds	3
Description of the Debt Securities and Guarantees	4
Plan of Distribution	7
Where You Can Find More Information	9
Incorporation of Certain Documents by Reference	10
Validity of Securities	10
Experts	10

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell any combination of the securities described in the accompanying prospectus from time to time and in one or more offerings. Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and the additional information described under the heading “Incorporation of Certain Documents by Reference.”

It is expected that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which is the ninth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+9”). You should note that trading of the notes on the date of this prospectus supplement or the next five succeeding business days may be affected by the T+9 settlement. See “Underwriting.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes being offered and also adds to and updates information contained in the accompanying base prospectus. The second part, the base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the information contained or incorporated by reference in this prospectus supplement varies in any way from the information contained or incorporated by reference in the accompanying prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. If the information contained in the prospectus varies in any way from the information incorporated by reference herein, you should rely on the more recent document.

You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus delivered in connection with this offering. We are only responsible for the information contained in the prospectus and the documents contained or incorporated by reference herein. We and the underwriters have not authorized anyone to provide you with any other information. We do not take responsibility for any other information that others may give you.

We and the underwriters are not offering to sell the notes in any jurisdiction where the offer is not permitted.

You should not assume that the information contained or incorporated by reference in the prospectus and the accompanying prospectus is accurate as of any date other than the date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since such date. Neither the delivery of the prospectus, nor any sale made hereunder, shall under any circumstances imply that the information contained in this prospectus supplement or the accompanying prospectus is correct as of any date subsequent to the date of this prospectus supplement or the accompanying prospectus, as applicable, or that any information incorporated by reference in this prospectus supplement is correct as of any date subsequent to the date of the document containing such information.

NON-GAAP FINANCIAL MEASURES

U.S. generally accepted accounting principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting for U.S. companies. GAAP includes the standards, conventions and rules accountants for U.S. companies follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to financial results prepared in accordance with GAAP, we have included certain non-GAAP financial measures in this prospectus supplement, including “Adjusted EBITDA” (GAAP net income plus depreciation and amortization, provision for taxes and interest expense and certain non-recurring adjustments). We have provided these measures because we believe that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand our financial performance, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings. For a reconciliation of these non-GAAP measures to related GAAP measures, see “Summary — Summary Historical Financial Data” in this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus supplement that are not purely historical, including statements regarding our expectations, hopes, intentions or strategies regarding the future and our plans to refinance certain indebtedness, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•

our ability to successfully consummate the notes offering, the Tender Offer, and related consent solicitation, the redemption of any untendered 2016 Notes, the prepayment of the Term B Loans under our Credit Facility and the amendment of our Credit Facility;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the impact of adverse changes in the level of real estate activity (including among others, loan originations and foreclosures) on demand for certain of our services;

•	our ability to maintain and grow our relationships with our customers;

•	the effects of our substantial leverage on our ability to make acquisitions and invest in our business;

•	the level of scrutiny being placed on participants in the foreclosure process;

•

risks associated with federal and state enforcement proceedings, inquiries and examinations currently underway or that may be commenced in the future with respect to our default management operations, and with civil litigation related to these matters;

•	the impact of continued delays in the foreclosure process on the timing and collectability of our fees for certain of our services;

•	changes to the laws, rules and regulations that regulate our businesses as a result of the current economic and financial environment;

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	risks associated with protecting information security and privacy;

•	our historical financial information may not be indicative of our results as a stand-alone company; and

•	other risks detailed elsewhere in this prospectus supplement, including those set forth below in “Risk Factors.”

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-iii

SUMMARY

This summary contains basic information about our company and this offering of the notes. This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and this offering you should read carefully this entire prospectus supplement, including the section entitled “Risk Factors,” and the accompanying prospectus, as well as the financial statements and related notes and other information incorporated by reference herein.

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “LPS,” the “Company,” “we,” “our” or “us” refer to Lender Processing Services, Inc., which will be the issuer of the notes, and its subsidiaries. All references to the “Issuer” refer to Lender Processing Services, Inc. and not its subsidiaries. Certain of these subsidiaries will guarantee the notes offered hereby. Our fiscal year ends on December 31.

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “FIS” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries, that owned all of LPS’s shares until July 2, 2008.

Our Business

We are a provider of integrated technology and transaction services to the mortgage lending industry, with market leading positions in mortgage processing and default management services in the U.S. We conduct our operations through two reporting segments, Technology, Data and Analytics and Transaction Services, which produced approximately 35% and 65%, respectively, of our revenues for the three and six month periods ended June 30, 2012. A large number of financial institutions and mortgage servicers use our solutions. Our technology solutions include our mortgage processing system, which automates all areas of loan servicing, from loan setup and ongoing processing to customer service, accounting and reporting. Our technology solutions also include our Desktop system, which is a middleware enterprise workflow management application designed to streamline and automate business processes. Our transaction services include our default services, which are used by mortgage lenders, servicers and other real estate professionals to reduce the expense of managing defaulted loans, and our origination services, which support most aspects of the closing of mortgage loan transactions by lenders and loan servicers.

We offer a suite of solutions across the mortgage continuum, including technology applications, data, analytics, origination services and default services. Our two reporting segments are Technology, Data and Analytics and Transaction Services. We provide our solutions to many of the top 50 U.S. banks, as well as a number of other financial institutions, mortgage lenders, mortgage loan servicers, and other real estate professionals.

In our Technology, Data and Analytics segment, our principal technology solutions are software applications provided to mortgage lenders and other lending institutions, together with related support and services. Our technology solutions primarily consist of mortgage processing and workflow management software applications. The long term nature of most of our contracts in this business provides us with substantial recurring revenues. Our revenues from mortgage processing are generally based on the number of active mortgages on our mortgage servicing platform in a given period. Our other technology solutions include our Desktop application, which at present is deployed primarily to customers utilizing our default management services. We generally earn revenues from our Desktop application on a per transaction basis. Our data and analytics offerings primarily consist of our alternative valuation services, real estate and mortgage data, modeling and forecasting and analytical tools. For the six months ended June 30, 2012, the Technology, Data and Analytics segment generated $364.2 million, or approximately 35%, of our consolidated revenues from continuing operations.

Our Transaction Services segment consists principally of our origination services and our default services. Our origination services consist primarily of settlement services, such as title agency and closing services, traditional appraisals and appraisal management services and other origination and real estate-related services. Each of these services is provided through a centralized delivery channel in accordance with a lender’s specific requirements, regardless of the geographic location of the borrower or property. Our default services, including title, posting and publication, property preservation, asset management services and administrative support, are provided to national lenders, loan servicers and other real estate professionals to enable them to better manage some or all of the business processes necessary to take a loan and the underlying property through the default, foreclosure and disposition process. For the six months ended June 30, 2012, the Transaction Services segment generated $677.0 million, or approximately 65%, of our consolidated revenues from continuing operations.

Technology, Data and Analytics

Our Technology, Data and Analytics segment offers leading software systems and information solutions that facilitate and automate many of the business processes across the life cycle of a mortgage. Our customers use our technology and services to reduce their operating costs, improve their customer service and enhance the quality and consistency of various aspects of their mortgage servicing. We continually work with our customers to customize and integrate our software and services in order to assist them in achieving the value proposition that we offer to them.

The primary applications and services of our technology businesses include:

•

Servicing Technology.    Our mortgage servicing platform (“MSP”) is an application that automates loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market, and federal regulatory reporting. MSP serves as the core application through which our customers keep the primary records of their mortgage loans. MSP processes a wide range of loan products, including fixed-rate mortgages, adjustable-rate mortgages, construction loans and daily simple interest loans. Our capabilities on our MSP platform also include processing home equity lines of credit (“HELOCs”). We believe MSP provides a more robust system for addressing HELOCs in areas such as loss mitigation, escrow tracking and regulatory reporting than the software systems that many banks have historically used to process these loans, which are based on credit card systems.

•

When a bank hires us to process its mortgage portfolio, we provide the hardware and the skilled personnel whose role is to keep the system up and running 24 hours a day, seven days a week, to keep the programs and interfaces running smoothly and to make the system and application changes needed to upgrade the processes and ensure compliance with regulatory changes. We also undertake to perform the processing securely. The bank customer is responsible for all external communications and all keying or other data input, such as reflecting when checks or other payments are received from its loan customers.

•

Default Technology.    We have developed a web-based workflow information system, which we refer to as Desktop. The Desktop application can be used for managing and automating a wide range of different workflow processes. It can also be used to organize images of paper documents within a particular file, to capture information from imaged documents, to manage invoices and to provide multiple users access to key data needed for various types of monitoring and process management.

•

Origination Technology.    We offer various software applications and services that facilitate the origination of mortgage loans in the U.S. For example, our origination technology solutions are used to automate the loan origination process. Of these, our Empower solution provides banks, savings and loans and mortgage brokers with credit bureau integration and interfaces with MSP, automated underwriting systems used by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and various vendors providing settlement services. Our LendingSpace platform provides a solution for collaboration between retail loan originators and correspondent lenders. We also offer RealEC, a collaborative vendor network for the mortgage industry. The RealEC network enables lenders and their business partners to electronically connect, collaborate and automate their business processes and to electronically order and route settlement services. Our Loan Quality Gateway, an integrated platform that helps lenders to meet loan quality requirements established by the government-sponsored enterprises and the Federal Housing Finance Agency, utilizes our RealEC technology.

We build all of our technology platforms to be scalable, highly secure, flexible, standards-based, and web connected. Standards and web connectivity ensure that our products are easy to use for our customers. Further, we can bring solutions to market quickly due to investments that we have made in integrating our technology.

In addition to our technology applications, this segment provides data and analytics solutions that are used in different steps in the life cycle of a mortgage. Our primary data and analytics services are:

•

Alternative valuation services.    We offer a broad range of property valuation services that allow our customers to match their risk of loss with alternative forms of property valuations, depending upon their needs and regulatory requirements. These include, among others, automated valuation models, broker price opinions, collateral risk scores, appraisal review services and valuation reconciliation services. To deliver these services, we utilize artificial intelligence software, detailed real estate statistical analysis, and modified physical property inspections.

•

Data and information.    We acquire and aggregate real estate property and loan data on a national level and make such data available to our customers in a single database with a standard, normalized format. We also provide tax status data on properties and offer a number of value added services that enable our customers to utilize our data to assess risk, determine property values, track market performance, generate leads and mitigate risk.

Transaction Services

Our origination services segment offers customized outsourced business process and information solutions. We work with our customers to set specific parameters regarding the services they require, and where practicable, provide a single point of contact with us for these services.

Our origination services segment includes the following services:

•

Settlement and title agency services.    We offer centralized title agency and closing services to our customers. Our title agency services include conducting title searches and preparing an abstract of title, reviewing the status of title in a title commitment, resolving any title exceptions, verifying the payment of existing loans secured by a subject property, verifying the amount of prorated expenses and either arranging for or issuing a title insurance policy by a title insurance underwriter. Our closing management services include preparing many of the documents used in connection with the closing. We work with independent closing agents that are trained to close loans in accordance with the lender’s instructions, and independent notaries who are available to promptly assist with the closing. Due to the centralized nature of our title and closing operations, our settlement services are typically utilized in connection with refinancing transactions.

•

Appraisal services.    We operate an appraisal management company, which contracts with independent appraisers to provide traditional appraisals. Traditional property appraisal services involve labor intensive inspections of the real property in question and of comparable properties in the same and similar neighborhoods, and typically take weeks to complete. These services are typically provided in connection with first mortgages.

•

Other origination services.    We offer lenders federal flood zone certifications in connection with the origination of new mortgage loans. We also offer monitoring services that will notify a lender of any change in flood zone status during the life of a loan.

In addition to origination services, our Transaction Services segment offers default services. These services allow our customers to efficiently manage the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. We offer a full spectrum of services relating to the management of defaulted loans, from initial property inspection through the eventual disposition of our customer’s asset. Based on a customer’s needs, our default services can be provided individually or, more commonly, as part of a solution that integrates one or more of those services with our technology applications, such as the Desktop application. Our default services include:

•

Foreclosure management services.    We offer lenders, servicers and their attorneys certain administrative and support services in connection with managing foreclosures. We also offer comprehensive posting and publication of foreclosure and auction notices, and conduct mandatory title searches, in each case as necessary to meet state statutory requirements for foreclosure.

•

Property inspection and preservation services.    At the onset of a loan default, our services are designed to assess and preserve the value of the property securing the loan. For example, through independent inspectors we provide inspection services, including daily reports on vacant properties, occupancy inspections and disaster and insurance inspections. We also offer property preservation and maintenance services, such as lock changes, window replacement, lawn service and debris removal, through independent contractors.

•

Asset management, default title and settlement services.    After a property has been foreclosed, we provide services that aid our customers in managing their real estate owned, or REO, properties, including property preservation field services. We also offer a variety of title and settlement services relating to the lender’s ownership and eventual sale of REO properties. Finally, we offer advisory and management services to facilitate a lender’s REO sales.

•	Alternative property valuation services. We provide a range of default related valuation services that support loss mitigation and the foreclosure process.

Corporate

In addition to our two reporting segments, we also have a corporate segment, which includes costs and expenses not allocated to our two reporting segments as well as certain smaller investments and operations.

Competitive Strengths

A number of the businesses in which we engage are highly competitive. The businesses that make up our Technology, Data and Analytics segment compete with internal technology departments within financial institutions and with third party data processing or software development companies and data and analytics companies. Competitive factors in processing businesses include the quality of the technology-based application or service, application features and functions, ease of delivery and integration, ability of the provider to maintain, enhance and support the applications or services, and pricing. We believe that due to our integrated technology and economies of scale in the mortgage processing business, we have a competitive advantage in each of these categories.

With respect to our mortgage servicing platform, we compete with our customers’ internal technology departments and other providers of similar systems. MSP is a leading mortgage processing software in the U.S.

Our Desktop application, which is a workflow information system that can be used to manage a range of different workflow processes, is currently the leading mortgage default management application in the U.S. We compete primarily with our customers’ in-house technology departments for this type of business.

In our Data and Analytics businesses, we primarily compete with CoreLogic, Inc., in-house capabilities and certain niche providers.

For the businesses that comprise our Transaction Services segment, key competitive factors include quality of the service, convenience, speed of delivery, customer service and price. Our title and closing services businesses principally compete with large national title insurance underwriters. Our appraisal services businesses principally compete with First American Corporation, Fidelity National Financial, Inc. and small independent appraisal providers, as well as our customers’ in-house appraisers. Due to a lack of publicly available information as to the national market for these services, we are unable to determine our overall competitive position in the national marketplace with respect to our origination services businesses. Our default services businesses principally compete with in-house services performed directly by our customers and, to a lesser extent, other third party vendors that offer similar applications and services. Based in part on the range and quality of default services we offer and our focus on technology and customer service, we believe we are one of the largest mortgage default services providers in the U.S.

The Refinancing Transactions

On September 27, 2012, we commenced a cash tender offer to purchase any and all of our outstanding 8.125% Senior Notes due 2016 (the “2016 Notes”) and a consent solicitation to eliminate, among other things, substantially all of the restrictive covenants of the 2016 Notes, in each case, on the terms and conditions set forth in our Offer to Purchase and Consent Solicitation Statement dated September 27, 2012 (as amended or supplemented, the “Tender Offer”). We intend to use a portion of the net proceeds from this offering to purchase the 2016 Notes validly tendered and not validly withdrawn in the Tender Offer, to pay for consents delivered in connection with the Tender Offer and to pay related fees and expenses. We also intend to use a portion of the net proceeds from this offering to redeem any 2016 Notes not purchased by us in the Tender Offer in accordance with the terms of the indenture that governs the 2016 Notes and to prepay the $247.5 million of Term B Loans (representing all of the Term B Loans) outstanding under our senior secured credit facilities (the “Credit Facility”). See “Use of Proceeds.”

This prospectus supplement is not an offer to purchase or a solicitation of an offer to purchase any 2016 Notes. The Tender Offer is only being made by the Offer to Purchase and Consent Solicitation Statement referred to above.

The Tender Offer is currently scheduled to expire at 12:00 midnight on October 25, 2012, or such later date as determined by us. The Tender Offer allows us to purchase any 2016 Notes validly tendered and not validly withdrawn prior to 5:00 p.m. on October 11, 2012 (as the same may be extended, the “Consent Payment Deadline”) prior to the expiration of the Tender Offer, and we intend to purchase such 2016 Notes promptly following the Consent Payment Deadline. We are offering, subject to the terms and conditions of the Tender Offer, to pay a total consideration of $1,044.38 (which includes a consent payment of $30) per $1,000 principal amount of 2016 Notes validly tendered and not withdrawn in the Tender Offer prior to the Consent Payment Deadline, plus accrued and unpaid interest. The consent payment will not be paid for any 2016 Notes accepted for purchase that are validly tendered after the Consent Payment Deadline and prior to the expiration of the Tender Offer.

Immediately following the consummation of this offering and the prepayment of the $247.5 million of Term B Loans outstanding under the Credit Facility, we intend to enter into an amendment to the 2011 Credit Agreement (as defined herein) that governs the Credit Facility. The amendment would (1) give us additional flexibility under the 2011 Credit Agreement with respect to charges incurred for our accruals for litigation and regulatory matters and (2) extend the period with respect to which mandatory prepayments using excess cash flow must be made from the fiscal year ending December 31, 2012 to the fiscal year ending December 31, 2013. There can be no assurances that we will be successful in entering into the amendment on these terms. For additional information on our accruals for litigation and regulatory matters, see Note 12 to our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated herein by reference.

The Issuer

Lender Processing Services, Inc. is incorporated in the State of Delaware. The Issuer’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and its telephone number at that address is (904) 854-5100.

Our History

Prior to July 2, 2008, the Issuer was a wholly-owned subsidiary of FIS. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for shares of the Issuer’s common stock and certain of our debt obligations. On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of the Issuer’s common stock for each issued and outstanding share of FIS common stock, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing term loans. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more detailed description of the notes, see “Description of Notes.”

Issuer	Lender Processing Services, Inc.

Notes Offered	$600,000,000 principal amount of 5.75% Senior Notes due 2023.

Maturity Date	The notes will mature on April 15, 2023.

Interest Payment Dates	The Issuer will pay interest semi-annually on April 15 and October 15 of each year, commencing April 15, 2013. Interest will accrue from October 12, 2012.

Guarantees	The notes will be jointly and severally guaranteed by each current and future direct and indirect domestic subsidiary of the Issuer that guarantees the Issuer’s obligations under the Credit Facility. See “Description of Notes — Guarantees.”

As of the closing date, all of our subsidiaries, except I-Net Reinsurance, Ltd., National Title Insurance of New York Inc., RealInfo, L.L.C., Whitehawk, LLC and LPS India Solutions Private Limited, will guarantee the notes. Our non-guarantor subsidiaries accounted for approximately $27.2 million, or 2.6%, of our revenue for the six months ended June 30, 2012 and approximately $87.6 million, or 3.8%, of our total assets as of June 30, 2012.

Ranking	The notes will be the Issuer’s general senior unsecured obligations and will be:

•	equal in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness;

•	senior in right of payment to all of the Issuer’s future subordinated indebtedness;

•

effectively subordinated to all of the Issuer’s existing and future secured indebtedness (including indebtedness under the Credit Facility), to the extent of the value of the assets securing that indebtedness; and

•	structurally subordinated to all of the existing and future liabilities, including trade payables, of any of the Issuer’s subsidiaries that do not guarantee the notes.

Similarly, the guarantee of each guarantor will be such guarantor’s general senior unsecured obligations and will be:

•	equal in right of payment with all of such guarantor’s existing and future senior unsecured indebtedness;

•	senior in right of payment to all of such guarantor’s future subordinated indebtedness;

•

effectively subordinated to all of such guarantor’s existing and future secured indebtedness (including such guarantor’s guarantee under the Credit Facility), to the extent of the value of the assets securing that indebtedness; and

•	structurally subordinated to all of the existing and future liabilities, including trade payables, of any of such guarantor’s subsidiaries that do not guarantee the notes.

As of June 30, 2012, after giving effect to the sale of notes and the use of proceeds as contemplated by this prospectus supplement, we will have approximately $1,068.1 million of indebtedness, including $468.1 million of secured indebtedness and no senior unsecured indebtedness other than the notes. We will also have an additional $398.2 million of unused commitments available under our Credit Facility.

Optional Redemption	Prior to October 15, 2017, we may redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes redeemed plus the applicable “make-whole” premium set forth in this prospectus supplement and accrued and unpaid interest, if any, to the redemption date.

We may redeem all or a portion of the notes at any time and from time to time on or after October 15, 2017 at the redemption price set forth in this prospectus supplement plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to October 15, 2015, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change in control, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date. See “Description of Notes — Certain Covenants — Repurchase of Notes Upon a Change of Control.”

Certain Covenants	The covenants contained in the indenture under which the notes will be issued will, among other things, limit our ability and the ability of any restricted subsidiaries to:

•	create liens;

•	incur indebtedness or issue preferred stock;

•	pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of the restricted subsidiaries;

•	agree to payment restrictions affecting restricted subsidiaries;

•	enter into transactions with our affiliates;

•	enter into sale and leaseback transactions; and

•	merge, consolidate or sell substantially all of our assets.

These covenants are subject to a number of important exceptions, limitations and qualifications which are described under “Description of Notes.”

No Listing	We do not intend to list the notes on any securities exchange or quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice to us or holders of the notes. Accordingly, a liquid market for the notes may not be maintained. See “Underwriting.”

Use of Proceeds	We intend to use the net proceeds of this offering, net of underwriter discounts and offering expenses, along with cash on hand, (1) to purchase all of the 2016 Notes validly tendered and not validly withdrawn in the Tender Offer, to pay for consents delivered in connection with the Tender Offer and to pay related fees and expenses, (2) if less than all of the outstanding 2016 Notes are validly tendered and not validly withdrawn in the Tender Offer, to redeem the outstanding 2016 Notes and to pay related fees and expenses and the related call premium and (3) to prepay the $247.5 million of Term B Loans outstanding under the Credit Facility. See “Use of Proceeds.”

Risk Factors

You should carefully consider all of the information included in the prospectus supplement and, in particular, the information under “Risk Factors” beginning on page S-12 of this prospectus supplement prior to making an investment decision with respect to the notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical financial data for LPS. We derived the summary historical financial data as of December 31, 2011 and December 31, 2010 and for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 from our audited consolidated financial statements incorporated by reference into this prospectus. We derived the summary historical financial data as of June 30, 2011 and June 30, 2012 and for the six months ended June 30, 2011 and June 30, 2012 from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus.

You should read the following summary historical financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2012 and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	Year Ended December 31,			(unaudited) Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(in thousands)
Statement of Operations Data:
Revenues	$2,090,112	$2,376,861	$2,299,088	$1,039,228	$1,036,843
TD&A % of revenue	33%	28%	28%	35%	33%
TS % of revenue	67%	72%	72%	65%	67%
Expenses
Operating Expenses	1,574,158	1,693,623	1,633,854	775,189	770,958
Depreciation and amortization	90,376	89,079	91,285	48,022	45,623
Legal and regulatory charge	78,483	—	—	144,476	—
Exit costs, impairments and other charges	56,912	14,069	8,985	—	29,198

Total expenses	1,799,930	1,796,771	1,734,124	967,687	845,779

Operating income	290,182	580,090	564,964	71,541	191,064
Other income (expense):
Interest income	1,451	982	1,389	902	711
Interest expense	(67,583)	(71,277)	(84,742)	(32,857)	(27,975)
Other income (expense), net	(182)	340	19	159	(46)

Total other income (expense)	(66,314)	(69,955)	(83,334)	(31,796)	(27,310)

Earnings from continuing operations before income taxes and equity in losses of unconsolidated entity	223,868	510,135	481,630	39,745	163,754
Provision for income taxes	81,062	193,849	184,224	24,863	61,408

Earnings from continuing operations before equity in losses of unconsolidated equity	142,806	316,286	297,406	14,882	102,346
Equity in losses of unconsolidated entity	—	—	(37)	—	—

Earnings from continuing operations	142,806	316,286	297,369	14,882	102,346
Loss from discontinued operations, net of tax	(46,263)	(13,942)	(20,663)	(5,641)	(25,052)

Net earnings	96,543	302,344	276,706	9,241	77,294
Net earnings attributable to noncontrolling minority interest	—	—	(977)	—	—

Net earnings attributable to Lender Processing Services, Inc.	$96,543	$302,344	$275,729	$9,241	$77,294

	Year Ended December 31,			(unaudited) Six Months Ended June 30,
	2011	2010	2009	2012	2011
	(in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$77,355	$52,287	$70,528	$138,491	$22,008
Total assets	2,245,415	2,251,843	2,197,304	2,315,994	2,169,197
Total debt	1,149,160	1,249,401	1,289,350	1,077,625	1,231,825
Other Financial Data:
Adjusted EBITDA(1)	$515,954	$683,238	$665,234	$264,039	$265,885

(1)	Adjusted EBITDA is defined as net income, plus depreciation and amortization, equity in the losses of nonconsolidated subsidiaries, minority interest, provision for income taxes, losses from discontinued operations, other expense, legal and regulatory charges and exit costs, impairment and other charges. We believe that the presentation of Adjusted EBITDA is helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand our financial performance, competitive position and future prospects. Our management uses Adjusted EBITDA to evaluate the performance of our business, to aid in period-to-period comparability, for planning and forecasting purposes and to measure results against forecasts.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with GAAP. While Adjusted EBITDA and similar measures are fequently used as measures of operations and the ability to meet debt service obligations, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

	Year Ended December 31,					(unaudited) Six Months Ended June 30,
	2011		2010		2009	2012		2011
	(in thousands)
Other Financial Data:
Net income	$96,543		$302,344		$275,729	$9,241		$77,294
Equity in losses of nonconsolidated entities	—		—		37	—		—
Minority interest	—		—		977	—		—
Provision for income taxes	81,062		193,849		184,224	24,863		61,408
Loss from discontinued operations	46,263		13,942		20,663	5,641		25,052
Other expense	66,314		69,955		83,334	31,796		27,310
Depreciation and amortization	90,376		89,079		91,285	48,022		45,623
Legal and regulatory charge	78,483	(1)	—		—	144,476	(2)	—
Exit costs, impairment and other charges	56,912	(3)	14,069	(3)	8,985	—		29,198

Adjusted EBITDA	$515,954		$683,238		$665,234	$264,039		$265,885

(1)	During the fourth quarter of 2011, we recognized a pre-tax legal and regulatory contingency accrual of $78.5 million ($53.1 million, net of tax) for estimated settlement and third-party legal expenses related to various ongoing legal and regulatory matters.

(2)	During the second quarter of 2012, we recognized a pre-tax legal and regulatory contingency accrual of $144.5 million ($100.6 million, net of tax) for estimated settlement and third-party legal expenses related to various ongoing legal and regulatory matters.

(3)	Restructuring charges reflect the impact of the departure of certain executives including our former chief executive officer, our former co-chief operating officer and our former chief financial officer, as well as the impact of various restructuring programs. In connection with these initiatives, during 2011 and 2010, we recorded pre-tax restructuring charges totaling $22.9 million and $2.5 million ($14.2 million and $1.5 million net of tax), respectively, and equity acceleration charges of $10.5 million and $1.8 million ($6.4 million and $1.1 million net of tax), respectively.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider each of the following risks described below, together with all of the other information set forth or incorporated by reference in this prospectus supplement, including our consolidated financial statements and related notes, before making a decision to invest in the notes. Our business, financial condition, results of operations or liquidity could be materially and adversely affected by any of these risks. The risks described below are not the only ones we face, and this section is intended only as a summary of certain material factors. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to our Business

The strength of the economy and the housing market affect demand for certain of our services.

The Mortgage Brokers Association estimates that the level of U.S. mortgage originations, by dollar volume, was $1.3 trillion and $1.6 trillion in 2011 and 2010, respectively, with refinancing transactions comprising approximately 68% and 70%, respectively, of the total market in those years. The MBA’s Mortgage Finance Forecast currently estimates that the mortgage origination market will be approximately $1.5 trillion in 2012, with more than 70% of that volume represented by refinance activity, with the decrease in activity being driven by substantially decreased refinancing activity. We believe the substantial refinance activity in the last few years has been driven by a historical low interest rate environment, as well as various government programs aimed at providing refinancing opportunities to borrowers who may not otherwise have been able to qualify to refinance their loans. However, the MBA projects that mortgage originations will decrease to $1.0 trillion in 2013, with refinance volumes representing less than 50% of total volume in that year. We believe the decrease in the MBA’s projections for 2013 is due to, among other things, current real estate prices, the potential for rising interest rates and tightened loan requirements, such as higher credit score and down payment requirements and additional fees. In the event of a decrease in the level of origination transactions, and the level of refinancing transactions in particular, the results of our origination services operations will be adversely affected. Further, in the event that the ongoing difficult economy or other factors lead to a decline in levels of home ownership and a reduction in the aggregate number of U.S. mortgage loans outstanding, our revenues from servicing technology could be adversely affected.

In contrast, the weaker economy and housing market have tended to increase the volume of consumer mortgage defaults, which can favorably affect our default services operations, in which we service residential mortgage loans in default. It can also increase revenues from our Desktop solution, which is currently primarily used in connection with default management. As a result, our default services services have historically provided a natural hedge against the volatility of the real estate origination business and its resulting impact on our origination services. However, various pieces of government legislation aimed at mitigating the current downturn in the housing market and lenders’ efforts to comply with the requirements of that legislation and the requirements of consent orders entered into by a number of large lenders during 2011 have delayed foreclosure starts and slowed the pace at which foreclosures are processed, which has adversely affected the results of our default services operations. See “Risk Factors — Participants in the mortgage industry are under increased scrutiny, and efforts by the government to reform the mortgage industry or address the troubled mortgage market and the current economic environment could affect us.” We continue to believe the size of the default services market should be significant in future years due to the substantial inventory of delinquent loans and loans in foreclosure, which should have a positive effect on our default revenues and the revenues from our Desktop solution. However, it is difficult to predict when or the speed at which these loans will make their way through the foreclosure process. If the foreclosure process continues to experience significant delays, our results of operations could be adversely affected.

Our results of operations may be affected by the nature of our relationships with our largest customers or by our customers’ relationships with the government-sponsored enterprises.

A small number of customers account for a significant portion of our revenues, and we expect that a limited number of customers will continue to represent a significant portion of our revenues for the foreseeable future. In 2011, our largest customer, Wells Fargo, accounted for approximately 21.5% of our consolidated revenue, and our second largest customer, JPMorgan Chase & Co., accounted for approximately 17.4% of our consolidated revenue. Wells Fargo accounted for approximately 11.0% of the revenue from our Technology, Data and Analytics segment and approximately 27.2% of the revenue from our Transaction Services segments in 2011, and JPMorgan Chase & Co. accounted for approximately 17.6% of the revenue from our Technology, Data and Analytics segment and approximately 17.2% of the revenue from our Transaction Services segment in 2011. Our five largest customers accounted for approximately 55.5% of our consolidated revenue and approximately 38.8% and 64.7% of the revenue of our Technology, Data and Analytics and Transaction Services segments, respectively. The revenues of our five largest customers are spread across a range of services, and we protect ourselves by utilizing separate contracts for different services. However, our relationships with these and other large customers are important to our future operating results, and deterioration in any of those relationships could significantly reduce our revenues. In addition, by virtue of their significant relationships with us, these customers may be able to exert pressure on us with respect to the pricing of our services.

Our customers also have significant relationships with Fannie Mae and Freddie Mac, which are government-sponsored enterprises (“GSE”) tasked with working with financial institutions to provide liquidity to the mortgage market. They do this by purchasing loans from the lenders either for cash or in exchange for a mortgage-backed security that comprises those loans and that, for a fee, carries the GSE’s guarantee of timely payment of interest and principal. Because our customers service the loans owned by the GSEs, we provide services on many of those loans. As a result of these relationships, the GSEs have been able to implement changes to our pricing structure on certain services we provide related to default and foreclosure servicing. The GSEs or other governmental agencies may be able to exert similar pressure on the pricing of our services in the future, which could have a negative impact on our results of operations.

Participants in the mortgage industry are under increased scrutiny, and efforts by the government to reform the mortgage industry or address the troubled mortgage market and the current economic environment could affect us.

The current economic downturn and troubled housing market have resulted in increased scrutiny of all parties involved in the mortgage industry by governmental authorities, judges and the news media, among others, with significant focus being on those involved in the foreclosure process. This scrutiny has included federal and state governmental review of all aspects of the mortgage lending business, including an increased legislative and regulatory focus on consumer protection practices. For example, in late 2010 and 2011, several federal banking agencies undertook reviews of the default and foreclosure processes at a number of large banks and the related services provided by their third party service providers, including LPS. Following these reviews, the banks and certain service providers, including us, entered into consent orders with the banking agencies. The consent orders further slowed the pace of foreclosure starts and processing during 2011 as the banks and their service providers began to work through complying with the requirements of their respective consent orders, and we believe this trend will continue for some time.

More recently, on February 9, 2012, five of the nation’s largest banks agreed to a $25 billion settlement, which we refer to as the Foreclosure Settlement, related to the federal and state investigations into the foreclosure practices of banks and other mortgage servicers from September 2008 to December 2011. The settlement amount will increase if other major servicers agree to the terms. Although we believe that the Foreclosure Settlement may provide the Company with future revenue opportunities as servicers seek to improve their procedures, we are uncertain to what degree the settlement may affect our results in the future.

In addition, several pieces of legislation have been enacted to address the struggling mortgage market and the current economic downturn. For example, under the Home Affordable Refinance Program (“HARP”), many homeowners with an existing mortgage owned by Fannie Mae or Freddie Mac who would otherwise be unable to get a refinancing loan because of a loss in home value have been able to get a refinancing loan. On October 24, 2011, the Federal Housing Finance Agency announced a series of changes to HARP that would make it easier for certain borrowers who owe more than their home is worth and who are current on their mortgage payments to refinance their mortgages at the current lower interest rates and obtain other refinancing benefits. While we believe HARP II has had a positive impact on our results of operations in the first half of 2012, we are unable to predict the extent to which the modified program may affect our results of operations in the future.

In addition, the Home Affordable Modification Program (“HAMP”) provides mortgage loan servicers with a set of standardized qualification guidelines for loan modifications aimed at reducing borrower monthly payments to affordable levels. HAMP has been extended through December 31, 2013, and in 2012 the federal government has relaxed certain eligibility requirements for the program and has increased the financial incentives for banks to participate in it. Through May 2012, the U.S. Treasury Department estimates that banks had worked through most of the loans currently eligible for HAMP, and offered 2.0 million trial modifications. Of those, approximately 1.8 million trial modifications were actually implemented and approximately 1.0 million became permanent.

While we believe that HAMP has had an adverse effect on the processing of delinquent loans and may continue to have a negative effect in the future as additional mortgages become eligible under the program’s current criteria or if those criteria are broadened, the pace of modifications has slowed and we believe there will be a lessened impact going forward. However, we cannot predict the ultimate impact that the government’s initiatives under HAMP or other foreclosure relief and loan modification initiatives may have, or whether the government may take additional action to address the current housing market.

Notwithstanding the effects of existing government programs, the inventory of delinquent mortgage loans and loans in foreclosure remains significant. We believe this is due in part to a slowdown in the processing of foreclosures as lenders focus their resources on complying with their consent orders and making modifications under the HAMP program in compliance with its requirements and various government directives intended to increase its success. We believe that the Foreclosure Settlement may result in more normalized foreclosure timelines in the future. However, we cannot predict whether any legislative or regulatory changes will be implemented as a result of the findings of the banking agencies following their default and foreclosure services reviews, or whether the government may take additional action to increase the success of HAMP or to otherwise address the current housing market and economic uncertainty. Any such actions could cause a continuation of or further slow the current level of foreclosure volumes and adversely affect our future results.

The slowdown in the processing of foreclosures has also adversely impacted a number of service providers in the default industry. For example, the foreclosure trustees that manage the foreclosure process for the servicers in many states are experiencing significant delays in the timing of receiving payments for their services. In many cases, the servicers direct these foreclosure trustees to use our services, particularly our default title and our posting and publishing services. The fees for our services are passed through to the servicers, and we do not receive payment for these services until after the trustees are paid by the servicers, which often does not occur until the foreclosure process has been completed. As foreclosure timelines have continued to extend for longer periods, we have become uncertain of the trustees’ ultimate ability to pay these fees and have increased our allowance for doubtful accounts. Continued delays in the foreclosure process and the timing of payments for these services could result in additional increases to our allowance for doubtful accounts or in the accounts becoming uncollectable.

The current economic downturn has also led to an increased legislative and regulatory focus on consumer protection practices. As a result, federal and state governments have enacted various new laws, rules and regulations. One example of such legislation is the Dodd-Frank Act which was signed into law in July 2010. The Dodd-Frank Act contains broad changes for many sectors of the financial services and lending industries. Among other things, the Dodd-Frank Act includes requirements for appraisals and appraisal management companies, including a requirement that appraisal fees be “customary and reasonable.” The Dodd-Frank Act also called for the establishment of the Consumer Finance Protection Bureau, a new federal regulatory agency responsible for regulating consumer protection within the United States. It is difficult to predict the form that new rules or regulations implemented by the CFPB or other regulations or other rule-makings implementing other requirements of the Dodd-Frank Act may take, what additional legislative or regulatory changes may be approved in the future, or whether those changes may require us to change our business practices, incur increased costs of compliance or adversely affect our results of operations.

We may incur additional costs and expenses due to investigations or other actions relating to default procedures.

As described in note 12 to our consolidated financial statements titled “Commitments and Contingencies” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, a number of governmental agencies have been conducting separate inquiries concerning various current and past business practices in our default operations, and others may do so in the future. These inquiries take various forms, including informal or formal requests, reviews, investigations and subpoenas. We have been cooperating and we have expressed our willingness to continue to fully cooperate with these inquiries. Due to the current scrutiny being placed on participants in the foreclosure process and the early stage of certain of these inquiries, it is difficult to predict the final outcome of these matters. In addition, in April 2011, we entered into a consent order with various banking agencies pursuant to which we agreed, among other things, to engage an independent third party to conduct a risk assessment and review of our default management businesses and the document execution services we provided to servicers from January 1, 2008 through December 31, 2010. As further described in note 12 to our consolidated financial statements titled “Commitments and Contingencies,” we are subject to enforcement proceedings, civil litigation and regulatory actions and investigations relating to default matters, and could become subject to additional civil litigation and enforcement proceedings. Our accrual for legal and regulatory matters that are probable and estimable is $203.1 million as of June 30, 2012, and includes estimated costs of settlement, damages and associated legal fees and assumes no third party recoveries. There can be no assurance that we will not incur additional costs and expenses that would be material, including but not limited to fines or penalties and legal costs, or be subject to other remedies, as a result of regulatory, legislative or administrative investigations or actions relating to default procedures or civil litigation.

If we fail to adapt our services to changes in technology or in the marketplace, or if our ongoing efforts to upgrade our technology are not successful, we could lose customers and have difficulty attracting new customers for our services.

The markets for our services are characterized by constant technological changes, frequent introductions of new services and evolving industry standards. Our future success will be significantly affected by our ability to maintain sufficient liquidity to enhance our current services, and develop and introduce new services that address the increasingly sophisticated needs of our customers and their customers. These initiatives carry the risks associated with any new service development effort, including cost overruns, delays in delivery and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new services that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these services, or that our new services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

We operate in a competitive business environment, and if we are unable to compete effectively our results of operations and financial condition may be adversely affected.

The markets for our services are intensely competitive. Our competitors vary in size and in the scope and breadth of the services they offer. We compete for existing and new customers against both third parties and the in-house capabilities of our customers. Some of our competitors have substantial resources. In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face in the markets in which we operate will not materially adversely affect our business, financial condition and results of operations.

Further, because many of our larger potential customers have historically developed their key processing applications in-house and therefore view their system requirements from a make-versus-buy perspective, we often compete against our potential customers’ in-house capacities. As a result, gaining new customers in our mortgage processing business can be difficult. For banks and other potential customers, switching from an internally designed system to an outside vendor, or from one vendor of mortgage processing services to a new vendor, is a significant undertaking. Many potential customers worry about potential disadvantages such as loss of accustomed functionality, increased costs and business disruption. As a result, potential customers often resist change. There can be no assurance that our strategies for overcoming potential customers’ reluctance to change will be successful, and this resistance may adversely affect our growth.

Security breaches or our own failure to comply with privacy regulations imposed on providers of services to financial institutions could harm our business by disrupting our delivery of services and damaging our reputation.

As part of our business, we electronically receive, process, store and transmit sensitive business information of our customers. In addition, we collect personal consumer data, such as names and addresses, social security numbers, driver’s license numbers and payment history records. Unauthorized access to our computer systems or databases could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet.

Additionally, as a provider of services to financial institutions, we are bound by the same limitations on disclosure of the information we receive from our customers as apply to the financial institutions themselves. If we fail to comply with these regulations, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, if more restrictive privacy laws or rules are adopted in the future on the federal or state level, that could have an adverse impact on us. Any inability to prevent security or privacy breaches could cause our existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers.

If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As our information technology applications and services develop, we may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•	be expensive and time-consuming to defend;

•	cause us to cease making, licensing or using applications that incorporate the challenged intellectual property;

•	require us to redesign our applications, if feasible;

•	divert management’s attention and resources; and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

If we are unable to successfully consummate and integrate acquisitions, our results of operations may be adversely affected.

One of our strategies to grow our business is to opportunistically acquire complementary businesses and services. This strategy will depend on our ability to find suitable acquisitions and finance them on acceptable terms. We may require additional debt or equity financing for future acquisitions, and doing so will be made more difficult by our substantial debt. If we are unable to acquire suitable acquisition candidates, we may experience slower growth. Further, even if we successfully complete acquisitions, we will face challenges in integrating any acquired business. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions and cross-selling opportunities. Additionally, the acquisition and integration processes may disrupt our business and divert our resources.

We have substantial investments in recorded goodwill as a result of prior acquisitions, and an economic downturn or troubled mortgage market could cause these investments to become impaired, requiring write-downs that would reduce our operating income.

Goodwill was approximately $1,119.4 million, or approximately 48% of our total assets, as of June 30, 2012. Current accounting rules require that goodwill be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable from estimated future cash flows. Factors that may indicate the carrying value of our intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in our stock price and market capitalization, and negative industry or economic trends.

The results of our fiscal year 2011 annual assessment of the recoverability of goodwill indicated that the estimated fair value of all of the Company’s reporting units were in excess of the carrying value of those reporting units, and thus no goodwill impairment existed as of December 31, 2011. However, if the current economic downturn continues over a prolonged period or if the mortgage market continues to struggle, the carrying amount of our goodwill may no longer be recoverable, and we may be required to record an impairment charge, which would have a negative impact on our results of operations and financial condition. We will continue to monitor our market capitalization and the impact of the current economic downturn on our business to determine if there is an impairment of goodwill in future periods.

We have a long sales cycle for many of our technology solutions and if we fail to close sales after expending significant time and resources to do so, our business, financial condition and results of operations may be adversely affected.

The implementation of many of our technology solutions often involves significant capital commitments by our customers, particularly those with smaller operational scale. Potential customers generally commit significant resources to an evaluation of available technology solutions and require us to expend substantial time, effort and money educating them as to the value of our technology solutions and services. We incur substantial costs in order to obtain each new customer. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our customers’ budgetary constraints or for other reasons. If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays, it could have a material adverse effect on our business, financial condition and results of operations.

We may experience defects, development delays, installation difficulties and system failures with respect to our technology solutions, which would harm our business and reputation and expose us to potential liability.

Many of our services are based on sophisticated software and computing systems, and we may encounter delays when developing new technology solutions and services. Further, the technology solutions underlying our services have occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our customers. Finally, our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Defects in our technology solutions, errors or delays in the processing of electronic transactions, or other difficulties could result in:

•	interruption of business operations;

•	delay in market acceptance;

•	additional development and remediation costs;

•	diversion of technical and other resources;

•	loss of customers;

•	negative publicity; or

•	exposure to liability claims.

Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability through disclaimers and limitation-of-liability provisions in our license and customer agreements, we cannot be certain that these measures will be successful in limiting our liability.

Risks Related to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financing options and liquidity position and prevent us from fulfilling our obligations, including obligations associated with the notes.

As of June 30, 2012, on an as adjusted basis after giving effect to the offering of notes contemplated by this prospectus supplement and the application of the net proceeds from the notes as described under “Use of Proceeds,” we and our subsidiaries would have had approximately $1,068.1 million of indebtedness (including $468.1 million under our Credit Facility) and an additional $398.2 million of unused commitments available under our Credit Facility. We also have other contractual commitments and contingent obligations. Our level of indebtedness could restrict our operations and could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions and adverse developments in our business;

•

make it more difficult for us to borrow money in the future in excess of amounts available under our Credit Facility for working capital, capital expenditures, acquisitions or other purposes and limit our ability to pursue other business opportunities and implement certain business strategies;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to finance operations, acquisitions and other business activities;

•

limit our flexibility in planning for, or reacting to, changes in our business and industry and general economic conditions, which may place us at a competitive disadvantage compared to our competitors that have less debt;

•	restrict us from making strategic acquisitions or other investments or cause us to make non-strategic divestitures; and

•

limit, along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, our ability to obtain additional financing for working capital and capital expenditures, and for other general corporate purposes.

We have a higher level of debt than certain of our competitors, which may cause a competitive disadvantage and may reduce flexibility in responding to changing business and economic conditions, including increased competition. In addition, a portion of our indebtedness, including borrowings under our Credit Facility, bear interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. For example, a one percent increase in interest rates would result in a $1 million increase in our annual interest expense for every $100 million of floating rate debt we incur, which may make it more difficult for us to service our debt. Although we have entered into various agreements limiting our exposure to higher interest rates and may enter into additional similar agreements in the future, these agreements may not offer complete protection from this risk, and we remain subject to the risk that one or more of the counterparties to these agreements may fail to satisfy their obligations under these agreements.

Despite current indebtedness levels, we may still be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our substantial leverage.

We may incur substantial additional indebtedness in the future. The terms of the 2011 Credit Agreement and the indenture that will govern the notes offered hereby will allow us and our subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations. As of June 30, 2012, on an as adjusted basis, after giving effect to the offering of notes contemplated by this prospectus supplement and the application of the net proceeds from the notes as described under “Use of Proceeds,” we would have an additional $398.2 million of unused commitments available to be borrowed under our Credit Facility. If new debt is added to our current debt levels, or any debt is incurred by our subsidiaries, the related risks that we and they now face could increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate or access cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our future cash flow, cash on hand or available borrowings will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or raising additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing or future debt agreements, including the 2011 Credit Agreement and the indenture that will govern the notes, will contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. See “Description of Other Indebtedness” and “Description of Notes.”

The notes are not secured by any of our assets. However, the indebtedness under the 2011 Credit Agreement is secured and, therefore, our bank lenders have a prior claim on our and certain of our subsidiaries’ assets.

The notes are not secured by any of our assets. The notes will be effectively subordinated in right of payment to all of our secured indebtedness (including indebtedness under our Credit Facility) to the extent of the value of the assets securing such indebtedness. Under the 2011 Credit Agreement and the indenture that will govern the notes, we will be permitted to incur liens securing certain additional indebtedness. If we become insolvent or are liquidated, or if payment in respect of any existing or future secured indebtedness is accelerated, the holders of this secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to such secured debt). If we are unable to pay our obligations to any secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. In addition, a breach of the restrictions or covenants contained in the documents pertaining to any secured indebtedness or acceleration by any secured lenders of our obligations to them could cause a default under the notes. We may not have, or be able to obtain, sufficient funds to repay the notes in full upon acceleration after we pay any secured lenders to the extent of their collateral. As of June 30, 2012, on an as adjusted basis after giving effect to the offering of notes contemplated by this prospectus supplement and the application of net proceeds as described under “Use of Proceeds,” we and the guarantors would have had approximately $468.1 million of secured indebtedness outstanding and an additional $398.2 million of unused commitments available under our Credit Facility.

Claims of creditors of non-guarantor subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over you.

The notes will be guaranteed by each of our current and future direct and indirect domestic subsidiaries that guarantee our obligations under the Credit Facility. The Issuer’s obligations under the notes and the guarantors’ obligations under the guarantees are structurally subordinated to the obligations of our non-guarantor subsidiaries. Holders of notes will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes. Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary) and preferred stockholders of such subsidiaries, if any. Our non-guarantor subsidiaries accounted for approximately $27.2 million, or 2.6%, of our revenue for the six months ended June 30, 2012 and approximately $87.6 million, or 3.8%, of our total assets as of June 30, 2012.

The agreements governing our indebtedness impose certain restrictions. Failure to comply with any of these restrictions could result in the acceleration of our indebtedness. Were this to occur, we would not have sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including the 2011 Credit Agreement and the indenture that will govern the notes, may adversely affect our ability to finance future operations or capital needs or to engage in new business activities. The 2011 Credit Agreement and/or the indenture that will govern the notes restrict our ability to, among other things:

•	create liens;

•	incur indebtedness or issue preferred stock;

•	pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of the restricted subsidiaries;

•	agree to payment restrictions affecting restricted subsidiaries;

•	enter into transactions with our affiliates;

•	enter into sale and leaseback transactions; and

•	merge, consolidate or sell substantially all of our assets.

In addition, the 2011 Credit Agreement requires us to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we can conduct our business, and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with the restrictions contained in the 2011 Credit Agreement or the indenture that will govern the notes, or to maintain the financial ratios required by the 2011 Credit Agreement, could lead to an event of default which could result in an acceleration of the indebtedness.

There can be no assurance that our future operating results will be sufficient to enable compliance with the covenants in the 2011 Credit Agreement, the indenture that will govern the notes or any agreement governing any other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes. See “Description of Other Indebtedness” and “Description of Notes.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have otherwise redeemed the notes, the holders of the notes will have the right to require us to repurchase all or any part of the holders’ notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience such a change of control, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. The events that would constitute a change of control under the indenture that will govern the notes would also likely result in an event of default under the 2011 Credit Agreement, in which case we would be required to repay our indebtedness under our Credit Facility at the same time as we repurchase any of the notes. In addition, our future indebtedness may contain restrictions on our ability to repurchase the notes upon certain events, including transactions that would constitute a change of control under the indenture that will govern the notes. Our failure to purchase the notes as required under the indenture that will govern the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Certain Covenants — Repurchase of Notes upon a Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Issuer has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, will require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase their notes as a result of a sale, lease or transfer of less than all of the our assets to another individual, group or entity may be uncertain. See “Description of Notes — Certain Covenants — Repurchase of Notes upon a Change of Control.”

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from guarantors.

If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the guarantees of the notes could come under review for federal or state fraudulent transfer violations. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or a guarantee of the notes could be voided, or claims in respect of the notes or a guarantee of the notes could be subordinated to all other debts of the debtor or that guarantor if, among other things, the debtor or the guarantor, at the time it incurred the debt evidenced by such notes or guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•	one of the following applies:

•	it was insolvent or rendered insolvent by reason of such incurrence;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or guarantor under the notes or guarantee of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees of the notes would not be voided or subordinated to the guarantor’s other debt.

If a guarantee was legally challenged, it could also be subject to the claim that, because it was incurred for the Issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration.

A court could thus void the obligations under a guarantee or subordinate a guarantee to a guarantor’s other debt or take other action detrimental to holders of the notes.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a savings clause provision in that case to be ineffective and held the guarantees at issue in that case to be fraudulent transfers and voided them in their entirety.

You cannot be assured that an active public trading market will develop for the notes.

The notes will be a new issue of securities for which there is currently no market. We do not intend to list the notes on any securities exchange or quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, if any, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities, prevailing interest rates and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that any market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on you, as a holder of the notes, regardless of our operating results, financial performance or prospects.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by rating agencies. A rating is not a recommendation to purchase, sell or hold the notes. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Many of the covenants in the indenture governing the notes offered hereby will not apply during any period in which the notes are rated investment grade by either Moody’s or Standard & Poor’s.

Many of the covenants in the indenture governing the notes offered hereby will not apply to us during any period in which the notes are rated investment grade by either Moody’s or Standard & Poor’s, provided at such time no default or Event of Default (as defined in “Description of Notes”) has occurred and is continuing. Such covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not otherwise be permitted while these covenants were in effect. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an Event of Default under the indenture.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a consolidated basis. Earnings as adjusted are calculated by taking earnings from continuing operations before income taxes, adding amortization of capitalized interest and subtracting capitalized interest. Fixed charges are calculated by taking interest expense and adding capitalized interest and amortization of debt issuance costs.

	Year December 31,					Six Months Ended June 30, 2012
	2011(2)	2010	2009	2008(1)	2007(1)
Ratio of earnings to fixed charges	3.2	6.9	5.5	8.1		1.2

Pro forma ratio of earnings to fixed charges	4.2					1.5

(1)	The historical ratio of earnings to fixed charges for 2007 is not meaningful since we did not have any debt outstanding prior to June 13, 2008.
(2)	During Q4-2011 and Q-2 2012, we recognized pre-tax legal and regulatory contingency accruals of $78.5 million and $144.5 million ($53.1 million and $100.6 million, net of tax), respectively, for estimated settlement and third-party legal expenses related to various ongoing legal and regulatory matters.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, which are estimated to be approximately $589.9 million after deducting the underwriter discount and estimated offering expenses, along with $35.7 million of cash on hand, (1) to purchase all of the 2016 Notes validly tendered and not validly withdrawn in the Tender Offer, to pay for consents delivered in connection with the Tender Offer and to pay related fees and expenses, (2) if less than all of the outstanding 2016 Notes are validly tendered and not validly withdrawn in the Tender Offer, to redeem the outstanding 2016 Notes and to pay related fees and expenses and the related call premium and (3) to prepay the $247.5 million of Term B Loans outstanding under the Credit Facility. The underwriters and/or their respective affiliates that hold 2016 Notes or Term B Loans will receive a portion of the net proceeds from this offering in exchange for their 2016 Notes or Term B Loans, as the case may be. See “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012 on a historical basis and as adjusted to give effect to the issuance of the notes and the application of the net proceeds from this offering as described in “Use of Proceeds.” You should read this table together with “Summary Historical Financial Data,” and “Description of Certain Other Indebtedness,” as well as our historical financial statements and notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, which reports are incorporated herein by reference.

	As of June 30, 2012
	Actual	As Adjusted
	(in millions)
Cash and Cash Equivalents	$138.5	$102.8
Debt:
Senior Credit Facilities
Term A Loan	468.1	468.1
Term B Loan	247.5	—
Revolving Loan(1)	—	—
Senior Notes
8.125% Senior Notes due 2016	362.0	—
5.75% Senior Notes due 2023	—	600.0

Total Debt	$1,077.6	$1,068.1
Stockholders’ Equity:
Total Stockholders’ Equity	487.7	472.1

Total Capitalization	$1,565.3	$1,540.2

(1)	As of September 26, 2012, we had $398.1 million aggregate principal amount available for borrowing under the revolving loan facility.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

On August 18, 2011, the Issuer entered into an Amendment, Restatement and Joinder Agreement (the “Amendment Agreement”) in respect of its Credit Agreement dated as of July 2, 2008 (the “2008 Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer, and various other lenders who were parties to the 2008 Credit Agreement. In connection with entering into the Amendment Agreement, on August 18, 2011, the Issuer also entered into an Amended and Restated Credit Agreement (the “2011 Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer, and various other lenders who are parties to the 2011 Credit Agreement, which amends and restates the 2008 Credit Agreement.

The 2011 Credit Agreement consists of: (1) a 5-year revolving credit facility in an aggregate principal amount outstanding at any time not to exceed $400 million (with a $25 million sub-facility for Letters of Credit); (2) a Term A Loan with a maturity date of August 18, 2016 in an initial aggregate principal amount of $535 million; and (3) a Term B Loan with a maturity date of August 14, 2018 in an aggregate principal amount of $250 million.

The loans under the 2011 Credit Agreement bear interest at a floating rate, which is an applicable margin plus, at the Issuer’s option, either (a) the Eurodollar (LIBOR) rate or (b) the highest of (1) the prime rate, (2) the federal funds rate plus 0.50% and (3) the one Month LIBOR rate plus 1.00% (the highest of clauses (1), (2) and (3), the “Base Rate”). The annual margin on the Term A Loan and the revolving credit facility until the first business day following delivery of the compliance certificate with respect to the first fiscal quarter ending following the closing and funding of the amended and restated facility was 2.25% in the case of LIBOR loans and 1.25% in the case of the Base Rate loans, and after that time is a percentage determined in accordance with a leverage ratio-based pricing grid. The annual margin on the Term B Loan is 4.50% in the case of LIBOR loans (with LIBOR subject to a floor of 1%) and 3.50% in the case of the Base Rate loans.

The 2011 Credit Agreement provides that, beginning on December 31, 2011, the Issuer shall repay the outstanding principal amount of Term A Loans in quarterly installments of $6.7 million. These quarterly installment payments increase to $13.4 million beginning on December 31, 2013 and then to $20.1 million beginning on December 31, 2014 through March 31, 2016. The Term B Loans are subject to quarterly installment payments of $0.6 million beginning on September 30, 2011 until March 31, 2018. All remaining outstanding principal amounts of Term Loan A and B loans shall be repaid at the respective maturity dates.

In addition to scheduled principal payments, the Term Loans are (with certain exceptions) subject to mandatory prepayment upon issuances of debt, casualty and condemnation events, and sales of assets, as well as from up to 50% of excess cash flow (as defined in the 2011 Credit Agreement) in excess of an agreed threshold commencing with the cash flow for the year ended December 31, 2012. Voluntary prepayments of the loans are generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement, except that, under certain conditions, voluntary prepayments of the Term B Loan made on or prior to August 18, 2012 are subject to a 1% prepayment premium. Commitment reductions of the revolving credit facility are also permitted at any time without fee upon proper notice. The revolving credit facility has no scheduled principal payments, but it will be due and payable in full on August 18, 2016. During the three month period ending June 30, 2012, we have prepaid approximately $46.8 million on the Term Loan A. We intend to use a portion of the proceeds of this offering to prepay the Term B Loans in full. See “Use of Proceeds.”

The Issuer is allowed to raise additional term loans and/or increase commitments under the Revolving Credit Facility in an aggregate principal amount of up to $250.0 million (the “Incremental Facilities”). The Incremental Facilities are subject to restrictions on pricing and tenor of any new term loan, pro-forma compliance with financial covenants, a pro-forma leverage ratio not to exceed 2.00:1.00, and other usual and customary conditions.

The obligations under the 2011 Credit Agreement are fully and unconditionally guaranteed, jointly and severally, by certain of our domestic subsidiaries. Additionally, the Issuer and such subsidiary guarantors pledged substantially all of our assets as collateral security for the obligations under the 2011 Credit Agreement and our respective guarantees.

The 2011 Credit Agreement contains customary affirmative, negative and financial covenants including, among other things, limits on the creation of liens; limits on the incurrence of indebtedness; restrictions on investments, dispositions and sale and leaseback transactions; limits on the payment of dividends and other restricted payments; a minimum interest coverage ratio; and a maximum leverage ratio. Upon an event of default, the administrative agent can accelerate the maturity of the loan. Events of default include events customary for such an agreement, including failure to pay principal and interest in a timely manner, breach of covenants and a change of control of the Issuer. These events of default include a cross-default provision that permits the lenders to declare the 2011 Credit Agreement in default if (1) the Issuer fails to make any payment after the applicable grace period under any indebtedness with a principal amount in excess of $70 million or (2) the Issuer fails to perform any other term under any such indebtedness, as a result of which the holders thereof may cause it to become due and payable prior to its maturity.

Immediately following the consummation of this offering and the prepayment of the $247.5 million of Term B Loans outstanding under the Credit Facility, we intend to enter into an amendment to the 2011 Credit Agreement (as defined herein) that governs the Credit Facility. The amendment (1) gives us additional flexibility under the 2011 Credit Agreement with respect to charges incurred for our accruals for litigation and regulatory matters and (2) extends the period with respect to which mandatory prepayments using excess cash flow must be made from the fiscal year ending December 31, 2012 to the fiscal year ending December 31, 2013. For additional information on our accruals for litigation and regulatory matters, see Note 12 to our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated herein by reference.

2016 Notes

Our indebtedness currently includes approximately $362.0 million in aggregate principal amount of the 2016 Notes issued by us. The 2016 Notes bear interest at the rate of 8.125% per annum, which is payable semiannually in arrears on each January 1 and July 1 of each year. The 2016 Notes mature on July 1, 2016, unless earlier redeemed or repurchased. The Issuer may redeem or repurchase some or all of the 2016 Notes for cash at any time on or after July 1, 2011 at the prices specified in the indenture governing the 2016 Notes, plus accrued and unpaid interest. We currently intend to redeem or repurchase all of the outstanding 2016 Notes with a portion of the proceeds from this offering. See “Use of Proceeds” and “Summary — Recent Developments — The Refinancing Transactions.”

DESCRIPTION OF NOTES

In this Description of Notes, references to the Company refer only to Lender Processing Services, Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

The Company will issue the notes under an indenture among the Company, the Guarantors party thereto and U.S. Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under “Where You Can Find Additional Information.”

Basic Terms of Notes

The notes

•

are unsecured unsubordinated obligations of the Company, ranking equally in right of payment with all existing and future unsubordinated obligations of the Company and senior in right of payment to any subordinated Debt of the Company;

•

will be unconditionally guaranteed by the Guarantors, which guaranties shall in each case be a senior unsecured obligation of the applicable Guarantor and senior in right of payment to any subordinated Debt of the applicable Guarantor;

•	are issued in an original aggregate principal amount of $600,000,000;

•	mature on April 15, 2023; and

•

bear interest commencing October 12, 2012 at 5.75%, payable semiannually on each April 15 and October 15, commencing on April 15, 2013, to holders of record on the April 1 or October 1 immediately preceding the interest payment date.

Since the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Debt under the Credit Agreement or other senior secured Debt, the assets of the Company and the Guarantors that secure senior secured Debt will be available to pay obligations on the notes and the Guaranties only after all Debt under such Credit Agreement and other senior secured Debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the Guaranties then outstanding.

Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture unless the Company elects to designate any such entity as a Restricted Subsidiary. As of the Issue Date, the Company has no Unrestricted Subsidiaries.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Additional Notes

Subject to the covenants described below, the Company may issue notes under the indenture having the same terms in all respects as the notes except that interest will accrue on the additional notes from their date of issuance. The notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes;

provided that a separate CUSIP or ISIN would be issued for the additional notes, unless the notes and the additional notes are treated as the “same issue” for U.S. federal income tax purposes or both the notes and the additional notes are issued without (or with less than a de minimis amount of) original issue discount for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any additional notes actually issued.

Optional Redemption

Except as set forth in the next three paragraphs, the notes are not redeemable at the option of the Company.

At any time prior to October 15, 2017, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100.0% of the principal amount of the notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the date of redemption (the “Redemption Date”), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

At any time and from time to time on or after October 15, 2017, the Company may on one or more occasions redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest on the notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	102.875%
2018	101.917%
2019	100.958%
2020 and thereafter	100.000%

At any time and from time to time prior to October 15, 2015, the Company may redeem notes with the net cash proceeds received by the Company from any Equity Offering at a redemption price equal to 105.750% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes, including additional notes, provided that

(1)    in each case the redemption takes place not later than 60 days after the closing of the related Equity Offering, and

(2)    not less than 65% of the original aggregate principal amount of the notes issued (calculated after giving effect to any issuance of additional notes) remains outstanding immediately thereafter.

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest. Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or financing transaction.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the notes.

Guaranties

The obligations of the Company pursuant to the notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured unsubordinated basis, by the Guarantors. Each Domestic Restricted Subsidiary of the Company that guarantees Debt under the Credit Agreement must provide a guaranty of the notes (a “Note Guaranty”), and, if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the guaranteed Debt is subordinated to the notes.

Each Note Guaranty will be limited to the maximum amount that would not render the applicable Guarantor’s obligations under the Note Guaranty subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See “Risk Factors — Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from guarantors.”

The Note Guaranty of a Guarantor will terminate and be discharged and of no further force and effect and the applicable Guarantor will be automatically and unconditionally released from all its obligations thereunder:

(1)    concurrently with any direct or indirect sale or other disposition (including by way of consolidation, merger or otherwise) of the Capital Stock of a Guarantor by the Company or any of its Restricted Subsidiaries to a person that is not a Restricted Subsidiary and as a result of such sale or disposition the applicable Guarantor is no longer a Restricted Subsidiary, or any disposition (including by way of consolidation, merger or otherwise) of all or substantially all the assets of the Guarantor (other than to the Company or a Domestic Restricted Subsidiary) otherwise permitted by the indenture,

(2)    upon the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary,

(3)    at any time that such Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) under all of its Guaranties of all Debt of the Company under the Credit Facilities except a discharge by or as a result of payment under such guarantee (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated),

(4)    upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following or contemporaneously with the transfer of all of its assets to the Company or another Guarantor,

(5)    defeasance or discharge of the notes, as provided in “— Defeasance and Discharge” or upon satisfaction and discharge of the indenture, or

(6)    upon the prior consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding.

Ranking

The notes will be general unsecured obligations of the Company and will be at least pari passu in right of payment with all unsecured Debt of the Company. In addition, the Note Guaranties shall in each case be a senior unsecured obligation of the applicable Guarantor and senior in right of payment to any subordinated Debt of such Guarantor. Since the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Debt under the Credit Agreement or other senior secured Debt, the assets of the Company and the Guarantors that secure other senior secured Debt will be available to pay obligations on the notes and the Guaranties only after all Debt under such Credit Agreement and other senior secured Debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the Guaranties then outstanding. As of June 30, 2012, after giving pro forma effect to the issuance of the notes and the application of the proceeds therefrom, the Company and the Guarantors, on a combined basis, would have had approximately $468.1 million in secured debt under the Credit Agreement, and no subordinated debt. Although the indenture contains limitations on the amount of additional Debt that the Company and its Restricted Subsidiaries may incur, the amount of additional Debt could be substantial. See “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock.” In addition, substantially all the operations of the Company are conducted through its subsidiaries. Certain of the Company’s subsidiaries have not guaranteed the notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes and each Note Guaranty therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of subsidiaries of the Company (other than the Guarantors). As of June 30, 2012, after giving pro forma effect to the issuance of the notes and the application of the proceeds therefrom, the revenues and total assets of the Company’s subsidiaries (other than the Guarantors) would have been under 3% and 4%, respectively, of the Company’s combined revenues and total assets. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified Stock or Preferred Stock under the indenture. See “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock.”

Certain Covenants

The indenture contains covenants including, among others, the following:

Suspension of Certain Covenants When Notes Rated Investment Grade.

During any period of time that: (i) the notes have an Investment Grade Rating from either Rating Agency and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following provisions (collectively, the “Suspended Covenants”) of the indenture:

(1)    “— Limitation on Debt and Disqualified or Preferred Stock”;

(2)    “— Limitation on Restricted Payments”;

(3)    “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4)    “— Limitation on Asset Sales”;

(5)    “— Limitation on Transactions with Affiliates”; and

(6)    clause (3) of the first paragraph under “— Consolidation, Merger or Sale of Assets — Consolidation, Merger or Sale of Assets by the Company; No Lease of All or Substantially All Assets.”

Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds that have not been invested or applied as provided under “— Limitation on Asset Sales” shall be set at zero as of such date (the “Suspension Date”). In the event that, on any date subsequent to any Suspension Date (the “Reversion

Date”), one or both Rating Agencies withdraw their Investment Grade Rating or downgrade such rating to below an Investment Grade Rating such that the notes do not have an Investment Grade Rating from either Rating Agency, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date all Debt Incurred during the Suspension Period will be classified as having been outstanding on the Issue Date, so that it is classified as permitted under clause (8) of “— Limitation on Debt and Disqualified or Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.” In addition, for purposes of the covenant described under “— Limitation on Transactions with Affiliates,” all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been entered into on or prior to the Issue Date and for purposes of the covenant described under “— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

Limitation on Debt and Disqualified or Preferred Stock.

(a)    The Company

(1)    will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

(2)    (x) will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and (y) will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Company or a Restricted Subsidiary, so long as it is so held);

provided that the Company or any Guarantor may Incur Debt and the Company or any Guarantor may Incur Disqualified Stock and any Guarantor may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2:1.

(b)    Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1)    Debt (“Permitted Bank Debt”) of the Company or any Guarantor pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $1.185 billion, less any amount of such Debt permanently repaid as provided under “— Certain Covenants — Limitation on Asset Sales,” and Guarantees of such Debt by the Company or any Restricted Subsidiary (provided that such Restricted Subsidiary concurrently Guarantees the notes);

(2)    Debt of the Company owing to any Restricted Subsidiary or Debt of any Restricted Subsidiary owing to the Company or any other Restricted Subsidiary, in each case for so long as such Debt continues to be owed to the Company or a Restricted Subsidiary, as the case may be; provided that (x) if the obligor is the Company, such Debt is subordinated in right of payment to the notes and (y) if the obligor is a Guarantor and the Company or a Guarantor is not the obligee, such Debt is subordinated in right of payment to the Note Guaranty of such Guarantor;

(3)    Debt of the Company pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes);

(4)    Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance or discharge (all of the above, for purposes of this clause, “refinance”) Debt then outstanding on the date of the indenture or Incurred thereafter in compliance with the indenture (including, subject to the limits below, (x) Debt of the Company that refinances Debt of any Restricted Subsidiary, (y) Debt of any Restricted Subsidiary that refinances Debt of another Restricted Subsidiary or the Company and (z) Debt that refinances Permitted Refinancing Debt) in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A)    in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

(B)    (a) if the Stated Maturity of the Debt being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being refinanced or (b) if the Stated Maturity of the Debt being refinanced is later than the Stated Maturity of the notes, the Refinancing Debt has a Stated Maturity after the Stated Maturity of the notes,

(C)    the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

(D)    in no event may Debt of the Company or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor, and

(E)    Debt Incurred pursuant to clause (1), (2), (5), (6), (9), (10), (11), (12), (13), (14), (15) (16), (17) or (19) may not be refinanced pursuant to this clause;

(5)     Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business for the purpose of limiting risks associated with the business (including the Debt) of the Company and its Restricted Subsidiaries and not for speculation;

(6)    Debt of the Company or any Restricted Subsidiary with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting Debt, including letters of credit supporting performance, surety or appeal bonds or (B) indemnification, adjustment of purchase price or similar obligations Incurred in connection with the acquisition or disposition of any business or assets;

(7)    Acquired Debt, provided that after giving effect to the Incurrence thereof and the related acquisition, (i) the Company could incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio under paragraph (a) above or (ii) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such Incurrence;

(8)    Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for the purposes of clause (4)(E), not otherwise constituting Permitted Debt);

(9)    Debt of the Company or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than one year after the date of purchase or completion of construction or improvement of property or assets or the acquisition of the Capital Stock of any Person that owns such property or assets for the purpose of financing or refinancing all or any part of the purchase price, leasing cost or cost of construction or improvement, and any Debt Incurred to refinance such Debt, in an aggregate principal amount not to exceed the greater of (i) $50.0 million and (ii) 2.0% of Total Assets at any time outstanding;

(10)    Debt of (x) the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Guarantor or (y) any Non-Guarantor Restricted Subsidiary consisting of Guarantees of Debt of another Non-Guarantor Restricted Subsidiary, in each case Incurred under any other clause (including, without limitation, paragraph (a)) of this covenant;

(11)    Debt Incurred by the Company or any Restricted Subsidiary representing deferred compensation to employees of the Company or a Restricted Subsidiary Incurred (x) in the ordinary course of business or (y) in connection with any acquisition permitted by the indenture;

(12)    Debt consisting of promissory notes issued by the Company or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Company or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by “— Limitation on Restricted Payments”;

(13)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Debt is extinguished within five business days of incurrence;

(14)    Debt of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to Credit Facilities that is Incurred under clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit;

(15)    Debt Consisting of the financing of insurance premiums in the ordinary course of business;

(16)    Debt in respect of Cash Management Practices;

(17)    Debt Incurred in the ordinary course of business by the Exchange Companies in connection with “1031 exchange” transactions under Section 1031 of the Code (or regulations promulgated thereunder, including Revenue Procedure 2000-37) that is limited in recourse to the properties (real or personal) which are the subject of such “1031 exchange” transactions (collectively, the “Specified Non-Recourse Indebtedness”);

(18)    Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding, including any Permitted Refinancing Debt in respect thereof, not to exceed the greater of (i) $75.0 million and (ii) 3.0% of Total Assets; and

(19)    Debt arising from adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided that such Debt is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for the purposes of this clause (19)).

For purposes of determining compliance with the covenant described above in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Debt in any manner that complies with this covenant and may include the amount and type of such Debt in one or more of such clauses (including in part under one such clause and in part under another such clause) and only be required to include the amount and type of such Debt in one of such clauses; provided that all Debt under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) and the Company shall not be permitted to reclassify all or any portion of such Debt under the Credit Agreement outstanding on the Issue Date.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Debt is denominated that is in effect on the date of such refinancing.

Notwithstanding anything contained herein, neither the Company nor any Guarantor may Incur any Debt that is subordinate in right of payment to other Debt of the Company or the Guarantor unless such Debt is also subordinate in right of payment to the notes or the relevant Note Guaranty on substantially identical terms. The indenture will not treat (1) unsecured Debt as subordinated or junior to secured Debt merely because it is unsecured or (2) senior Debt as subordinated or junior to any other senior Debt merely because it has a junior priority with respect to the same collateral or by virtue of the fact that the holders of such senior Debt have entered into intercreditor or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments.

(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•

declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries;

•

repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity (other than (x) Debt of the Company owing to and held by any Guarantor or Debt of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (2) of the second paragraph of the covenant “— Limitation on Debt and Disqualified and Preferred Stock” or (y) a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement); or

•	make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)    no Default has occurred and is continuing,

(2)    the Company could incur at least $1.00 of Debt under paragraph (a) of “— Certain Covenants —Limitation on Debt and Disqualified or Preferred Stock,” and

(3)    the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A)    50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on July 1, 2008 and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B)    subject to paragraph (c), the aggregate net cash proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company (other than from a Subsidiary) after the Issue Date or (y) by the Company (other than from a Subsidiary) after the issue Date from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted or exchanged into Qualified Equity Interests of the Company, plus

(C)    an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x)    the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of dividends, distributions, cancellation of indebtedness for borrowed money owed by the Company or any Restricted Subsidiary to an Unrestricted Subsidiary, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y)    the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

(D)    the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made.

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be evidenced by a Board Resolution.

(b)    The foregoing will not prohibit any of the following:

(1)    the payment of any dividend, the making of any distribution or the redemption of any securities within 60 days after the date of declaration thereof or the giving of formal notice by the Company of such redemption if, at the date of declaration, such payment, distribution or redemption would comply with paragraph (a);

(2)    dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4)    the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company;

(5)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Company in exchange for, or out of the proceeds of, a substantially concurrent offering of, Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company;

(6)    any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Qualified Equity Interests of the Company or a substantially concurrent capital contribution to the Company;

(7)    the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officers, directors, employees, members of management or consultants (or their heirs, family members, spouses, former spouses or their estates or other beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Issue Date does not exceed an aggregate amount of $20.0 million;

(8)    the declaration and payment of cash dividends on any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary Incurred after the Issue Date in compliance with “—Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”;

(9)    the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than “— Certain Covenants — Repurchase of Notes Upon a Change of Control” or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than “— Certain Covenants —Limitation on Asset Sales”; provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(10)    repurchases of Qualified Equity Interests deemed to occur upon exercise of stock options or warrants if such Qualified Equity Interests represent a portion of the exercise price of such options or warrants;

(11)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Qualified Equity Interests of the Company and the Restricted Subsidiaries;

(12)    repurchases by the Company or any Restricted Subsidiary of Equity Interests or other ownership interests that were not theretofore owned by the Company or a Subsidiary of the Company in any Restricted Subsidiary;

(13)    dividends on common stock not to exceed $40.0 million in any calendar year; and

(14)    any other Restricted Payment, which together with all other Restricted Payments made pursuant to this clause (15) on or after the Issue Date, does not exceed the greater of (i) $75.0 million and (ii) 3.0% of Total Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause);

provided that, in the case of clauses (6), (7), (8) and (13) no Default has occurred and is continuing or would occur as a result thereof.

(c)    Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13) or (14) will not be included in making the calculations under clause (3) of paragraph (a).

As of the Issue Date, the Company would have been able to make up to approximately $99.7 million of Restricted Payments under the provisions of the Indenture described in clause (3) of the first paragraph above.

Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Note Guaranty of such Restricted Subsidiary, are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

Any such Lien shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under the Indenture, in which case such Liens shall only be discharged and released upon payment of the notes or cessation of such Default or Event of Default), (ii) in the case of any such Lien in favor of any such Note Guaranty, upon the termination and discharge of such Note Guaranty in accordance with the terms of the indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “Consolidation, Merger or Sale of Assets—Consolidation, Merger or Sale of Assets by the Company” below) in compliance with the indenture to any Person (not an Affiliate of the Company) of the property or assets secured by such initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such initial Lien).

Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless the Company or the Restricted Subsidiary would be entitled to

(A)    Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock,” and

(B)    create a Lien on such property or asset securing such Attributable Debt pursuant to “— Certain Covenants — Limitation on Liens,”

in which case, the corresponding Debt and Lien will be deemed Incurred pursuant to those provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1)    pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,

(2)    pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary,

(3)    make loans or advances to the Company or any other Restricted Subsidiary, or

(4)    transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)    The provisions of paragraph (a) do not apply to any encumbrances or restrictions:

(1)    existing on the Issue Date in the Credit Agreement, the indenture or any other agreements or instruments in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, not materially less favorable to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2)    existing under or by reason of applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(3)    existing (including, without limitation, as part of the terms of any Acquired Debt)

(A)    with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or

(B)    with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, not materially less favorable to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(4)    (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture, (C) contained in mortgages, pledges or other security agreements securing Debt of a Restricted Subsidiary (permitted by the indenture) to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to purchase money obligations or Capital Lease obligations (permitted by the indenture) that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements, including, without limitation, any joint venture agreements, and instruments entered into in the ordinary course of business (including but not limited to leases, sale and leaseback agreements, asset sale agreements and joint venture and other similar agreements entered into in the ordinary course of business), or (H) pursuant to customary provisions in Hedging Agreements, permitted by the indenture;

(5)    with respect to a Restricted Subsidiary (or any of its property or assets) and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by “— Certain Covenants —Limitation on Asset Sales”;

(6)    contained in the terms governing any Permitted Refinancing Debt if (as determined in good faith by the Board of Directors) the encumbrances or restrictions are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;

(7)    any customary encumbrances or restrictions contained in (i) any Credit Facilities extended to any Foreign Subsidiary of the Company permitted to be Incurred under the indenture or (ii) Debt, Preferred Stock or Disqualified Stock permitted to be Incurred under the indenture; provided that the Company’s board of directors determines in good faith that such restrictions will not have a material adverse effect on the Company’s ability to pay principal and interest on the notes;

(8)    any customary restrictions imposed in connection with a Securitization Financing; or

(9)    required pursuant to the indenture.

Guaranties by Restricted Subsidiaries.

If any Domestic Restricted Subsidiary guarantees any Debt under the Credit Agreement after the date of the indenture, the Restricted Subsidiary must provide a Note Guaranty.

Repurchase of Notes upon a Change of Control.

Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase notes pursuant to this covenant in the event that it has exercised its right to redeem all of the notes as described under “— Optional Redemption.”

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) notice of redemption has been given pursuant to the indenture as described under the caption “— Optional Redemption,” unless and until there is a default of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

The Company has agreed in the indenture that it will timely repay Debt or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit an Offer to Purchase required to be made pursuant to the indenture. Notwithstanding this agreement of the Company, it is important to note the following:

The Credit Agreement restricts the Company from purchasing notes in the event of a Change of Control and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs, the Company could seek the consent of the Credit Agreement lenders to the purchase of notes or could attempt to refinance the Credit Agreement. If the Company were not able to obtain that consent or to refinance, it would continue to be prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would in turn constitute a default under the Credit Agreement.

Future debt of the Company may also prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.

Finally, the Company’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors—We may not be able to repurchase the notes upon a change of control.”

The phrase “all or substantially all,” as used with respect to the assets of the Company in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “—Amendments and Waivers.”

Limitation on Asset Sales.

The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1)    The Asset Sale is for Fair Market Value, as determined in good faith by the Board of Directors.

(2)    At least 75% of the consideration consists of cash or Cash Equivalents received at closing. (For purposes of this clause (2), (A) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Company or a Restricted Subsidiary pursuant to a customary novation agreement, and instruments or securities received from the purchaser that are promptly, but in any event within 30 days of the closing, converted by the Company to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received, shall be considered cash received at closing and (B) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other

Designated Non-cash Consideration received pursuant to this clause (B) that is at that time outstanding, not to exceed the greater of (x) 75.0 million and (y) 3.0% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).)

(3)    Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(A)    to permanently repay secured Debt (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Company or any Restricted Subsidiary,

(B)    to (i) reduce the Obligations under the notes as provided under “— Optional Redemption,” (ii) to repurchase, acquire, redeem, defease, discharge or retire in any manner the notes through open market purchases (provided that the purchase price is at least 100% of the principal amount (or, if issued with original issue discount, the accreted value) plus accrued interest), (iii) to reduce Obligations under the notes and any Obligations under any Debt ranking pari passu in right of payment with the notes (“pari passu Debt”) by making an Offer to Purchase the notes and any pari passu Debt in the manner described in clause (4) below, or (iv) to repurchase, acquire, redeem, defease, discharge or retire in any manner any Debt, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor, or

(C)    to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire assets that are being used or to be used in a Permitted Business; provided that a binding commitment entered into not later than such 360th day shall extend the period for such acquisition or investment for an additional 180 days after the end of such 360-day period so long as the Company or the applicable Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within such 180 day period and, in the event such commitment is cancelled or terminated or for any reason such Net Cash Proceeds are not so applied within such period, then such Net Cash Proceeds shall constitute Excess Proceeds on such 180th day;

provided that pending the final application of any such Net Cash Proceeds in accordance with clause (A), (B) or (C) above, the Company and its Restricted Subsidiaries may temporarily reduce Debt or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

(4)    The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days after the receipt of any Net Cash Proceeds from such Asset Sale (or such later date as permitted in 3(C) of the immediately preceding paragraph) constitute “Excess Proceeds.” Excess Proceeds of less than $15.0 million will be carried forward and accumulated. When accumulated Excess Proceeds equals or exceeds $15.0 million, the Company must, within 30 days, make an Offer to Purchase notes having a principal amount equal to (the “purchase amount”)

(A)    accumulated Excess Proceeds, multiplied by

(B)    a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount (or, if issued with original issue discount, the accreted value) plus accrued interest to the date of purchase. If the offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on Transactions with Affiliates.

(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or of any Restricted Subsidiary involving aggregate payments or consideration in excess of $5.0 million (each such person, a “Related Person” and, each such transaction, a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to the Company or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b)    Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $35.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the trustee.

(c)    The foregoing paragraphs do not apply to any of the following transactions:

(1)    any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(2)    the payment of reasonable and customary fees to directors of the Company who are not employees of the Company;

(3)    any Restricted Payment permitted to be paid pursuant to the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or any Permitted Investment;

(4)    (a) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (b) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (c) the payment of reasonable fees to directors of the Company or any of its Restricted Subsidiaries (as determined in good faith by the Company or such Subsidiary) or (d) to the extent permitted by law, loans or advances made to directors, officers or employees of the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, or (y) in the ordinary course of business and (in the case of this clause (y)) not exceeding $10.0 million in the aggregate outstanding at any time;

(5)    transactions pursuant to any contract, agreement or instrument in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the indenture;

(6)    transactions with Persons solely in their capacity as holders of a minority of any class of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of such class of Debt or Capital Stock of the Company or such Restricted Subsidiary generally;

(7)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services in the ordinary course of business and consistent with past business practices and approved by the Board of Directors;

(8)    sales of Capital Stock (other than Disqualified Stock) of the Company or any capital contribution to the Company;

(9)    any transaction with any Person who is not a Related Party immediately before the consummation of such transaction that becomes a Related Party as a result of such transaction;

(10)    transactions in which the Company obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view; or

(11)    the granting or performance of registration rights under a customary registration rights agreement; or

(12)    any transaction with a Securitization Vehicle as part of a Securitization Financing permitted under the indenture.

Designation of Restricted and Unrestricted Subsidiaries.

(a)    The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1)    Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary (other than a Restricted Subsidiary that is contemporaneously being designated as an Unrestricted Subsidiary) or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary (except to the extent permitted by the indenture).

(2)    At the time of the designation, the designation would be permitted under “— Limitation on Restricted Payments.”

(3)    To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments.”

(4)    The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under “— Limitation on Transactions with Shareholders and Affiliates.”

(5)    Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “— Limitation on Debt and Disqualified or Preferred Stock” and “— Limitation on Restricted Payments.”

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b)    (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2)    The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c)    Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1)    all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2)    all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time;

(3)    all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

(4)    it is released at that time from its Note Guaranty, if any; and

(5)    it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d)    Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1)    all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “— Limitation on Debt and Disqualified or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on asset sales”;

(2)    Investments therein previously charged under “— Limitation on Restricted Payments” will be credited thereunder;

(3)    it may be required to issue a Note Guaranty pursuant to “— Guaranties of Restricted Subsidiaries”; and

(4)    it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e)    Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Financial Reports.

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the trustee and Noteholders within the time periods (including any extension periods under Rule 12b-25 of the Exchange Act) specified in those sections with

(1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2)    all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided, however, that the reports set forth in clauses (1) and (2) above shall not be required to: (x) contain any certification required by any such form or the Sarbanes-Oxley Act of 2002, (y) include separate financial statements of any Guarantor or (z) include any exhibit.

In addition, whether or not required by the SEC, the Company will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. If the Company had any Unrestricted Subsidiaries during the relevant period and the consolidated EBITDA of all Unrestricted Subsidiaries taken together exceeds 5% of the consolidated EBITDA of the Company and its Subsidiaries, then the Company will also provide to the trustees and the Noteholders information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries.

For purposes of this covenant, the Company will be deemed to have furnished the all required reports and information referred to above to the Trustee, the holders of notes, securities analysts or prospective investors as required by this covenant if it has filed the reports referred to in paragraph (a) with the SEC via the EDGAR filing system and such reports are publicly available.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (4) under “—Events of Default” and such failure shall not constitute a “Default” until 60 days after the date any report required to be provided by this covenant is due.

Reports to Trustee.

The Company will deliver to the trustee

(1)    within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2)    as soon as possible and in any event within 30 days after the Company becomes actually aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.

Consolidation, Merger or Sale of Assets.

The indenture further provides as follows regarding consolidation, merger or sale of all or substantially all of the assets of the Company or a Guarantor:

Consolidation, Merger or Sale of Assets by the Company; No Lease of All or Substantially All Assets.

(a)    The Company will not

•	consolidate with or merge with or into any Person, or

•

sell, convey, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into the Company

unless

(1)    either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Company under the indenture and the notes; provided that in the case where the surviving Person is not a corporation, a co-obligor of the notes is a corporation;

(2)    immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3)    immediately after giving effect to the transaction on a pro forma basis, (A) the Company or the resulting, surviving or transferee Person could Incur at least $1.00 of Debt under paragraph (a) of “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock” or (B) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries following such transaction would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4)    the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger, or transfer of all or substantially all the assets, of the Company with, into or to a Wholly-Owned Restricted Subsidiary or the consolidation or merger, or transfer of all or substantially all the assets, of a Wholly-Owned Restricted Subsidiary with, into or to the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company or changing its legal structure to another form of Person.

(b)    The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c)    Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such successor Person had been named as the Company in the indenture. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released and discharged in all respects from its obligations under the indenture and the notes.

Consolidation, Merger or Sale of Assets by a Guarantor.

No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

(A)    the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)    (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

(2)    immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default.

An “Event of Default” occurs if

(1)    the Company defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2)    the Company defaults in the payment of interest on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3)    the Company fails to accept and pay for notes tendered pursuant to “— Certain Covenants —Repurchase of Notes Upon a Change of Control” or “— Certain Covenants — Limitation on Asset Sales,” or the Company or any Guarantor fails to comply with “— Consolidation, Merger, Lease or Sale of Assets”;

(4)    the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice (a “default notice”) to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

(5)    there occurs with respect to any Debt of the Company or any of its Material Subsidiaries having an outstanding principal amount of $80.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6)    one or more final judgments or orders of a court of competent jurisdiction for the payment of money are rendered against the Company or any of its Material Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $80.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7)    an involuntary case or other proceeding is commenced against the Company or any Material Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Company or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(8)    the Company or any of its Material Subsidiaries (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (iii) effects any general assignment for the benefit of creditors (an event of default specified in clause (7) or (8) a “bankruptcy default”); or

(9)    any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

Consequences of an Event of Default.

If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes by written notice to the Company and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1)    all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments With Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default or Event of Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1)    the holder has previously given to the trustee written notice of a continuing Event of Default;

(2)    holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3)    holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be Incurred in compliance with such request;

(4)    the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5)    during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders.

No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders.

The Company and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any noteholder

(1)    to cure or reform any ambiguity, defect, mistake, manifest error, omission or inconsistency in the indenture or the notes;

(2)    to comply with “— Certain Covenants — Consolidation, Merger, Lease and Sale of Assets”;

(3)    to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act or otherwise;

(4)    to evidence and provide for the acceptance of an appointment by a successor trustee;

(5)    to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6)    to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7)    to provide for or confirm the issuance of additional notes;

(8)    to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company;

(9)    to provide additional rights or benefits to the Holders or to make any other change that does not materially and adversely affect the rights of any holder; or

(10)    to conform the text of the indenture or the notes to any provision of this “Description of Notes.”

Amendments With Consent of Holders.

(a)    Except as otherwise provided in “— Default and Remedies — Consequences of a Default” or paragraph (b), the Company and the trustee may amend or supplement the indenture and/or the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by the Company with any provision of the indenture or the notes.

(b)    Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1)    reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

(2)    reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3)    reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

(4)    after the time an offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5)    make any note payable in money other than that stated in the note,

(6)    impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7)    make any change in the percentage of the-principal amount of the notes required for amendments or waivers, or

(8)    modify or change any provision of the indenture affecting the ranking of the notes or any Note Guaranty in a manner adverse to the holders of the notes.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

The Company may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within sixty days, subject to meeting certain other conditions.

The Company may also elect to

(1)    discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2)    discharge its obligations under most of the covenants and under clauses (3) and (4) of “ — Consolidation, Merger, Lease or Sale of Assets” (and the events listed in clauses (3), (4), (5), (6) and (9) under “ — Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the U.S. Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such an opinion must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law since the date of the indenture.

In the case of either discharge or defeasance, the’ Note Guaranties, if any, will terminate.

Concerning the Trustee

U.S. Bank, National Association, will be the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Governing Law

The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Debt” means Debt of a Person (x) existing at the time the Person merges with or into or becomes a Restricted Subsidiary or (y) assumed in connection with the acquisition of assets from such Person, in each case not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary or such acquisition of assets.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any notes on any Redemption Date, the greater of:

(1)    1.0% of the principal amount of such notes, and

(2)    the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such notes at October 15, 2017 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such notes through October 15, 2017, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such notes.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests (other than directors’ qualifying shares or to the extent required by applicable law) of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1)    a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2)    the disposition by the Company or any Restricted Subsidiary in the ordinary course of business of (i) cash and cash management investments, including without limitation investments held pursuant to Cash Management Practices, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, surplus, worn out or obsolete assets, or (iv) rights granted to others pursuant to leases or licenses;

(3)    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or the conversion or exchange of accounts receivable for notes receivable;

(4)    a transaction covered by “ — Consolidation, Merger, Lease or Sale of Assets” or any disposition constituting a Change of Control;

(5)    a Restricted Payment permitted under “ — Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment;

(6)    a Sale and Leaseback Transaction, provided that at least 75% of the consideration paid to the Company or the Restricted Subsidiary for such Sale and Leaseback Transaction consists of cash received at closing;

(7)    the issuance of Disqualified or Preferred Stock pursuant to “ — Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock,”

(8)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Company or any Restricted Subsidiary;

(9)    dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company or any Restricted Subsidiary;

(10)    dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, members of management, employees or consultants of the Company or any Restricted Subsidiary;

(11)    dispositions of tangible property in the ordinary course of business as part of a like-kind exchange under Section 1031 of the Code;

(12)    the creation of Permitted Liens and dispositions in connection with Permitted Liens;

(13)    the issuance of Preferred Stock by a Guarantor that is permitted by the indenture;

(14)    the unwinding of obligations under Hedging Agreements;

(15)    any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(16)    any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement;

(17)    any disposition of securities of an Unrestricted Subsidiaries and any disposition of a Permitted Investment (other than Equity Interests of any Restricted Subsidiary) made by the Company or any Restricted Subsidiary after the Issue Date, if such Permitted Investment was (a) received in exchange for, or purchased out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company or (b) received in the form of, or was purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Company; provided that any such proceeds or contributions in clauses (a) or (b) shall be excluded from clause (3) for the first paragraph under “ — Limitation on Restricted Payments”;

(18)    any dispositions of Securitization Assets (or a fractional undivided interest therein) in a Securitization Financing permitted under the indenture; or

(19)    any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $25.0 million.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years (calculated to the nearest one-twelfth) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock and (y) the respective amounts of such payments by (ii) the sum of all such payments.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1)    United States dollars, or money in other currencies received in the ordinary course of business,

(2)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3)    securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or the equivalent thereof),

(4)    (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) domestic and eurodollar certificates of bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500.0 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(5)    repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(6)    commercial paper maturing not more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s and commercial paper maturing not more than 90 days after the creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s,

(7)    money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above,

(8)    fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided that the aggregate amount of Investments by any Person in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baal, Baa2 or Baa3 by Moody’s shall not exceed 10% of the aggregate amount of Investments in fixed maturity securities by such Person, and

(9)    in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Cash Management Practices” means the cash, Cash Equivalent and short-term investment management practices of the Company and its Restricted Subsidiaries as approved by the board of directors or chief financial officer of the Company from time to time, including any Debt of the Company and its Restricted Subsidiaries having a maturity of 92 days or less representing borrowings from any financial institution with which the Company and its Restricted Subsidiaries have a depository or other investment relationship in connection with such practices (or any Affiliate of such financial institution), which borrowings may be secured by the cash, Cash Equivalents and other short-term investments purchased by the relevant Person with the proceeds of such borrowings.

“Change of Control” means:

(1)    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company if Capital Stock of the Company is issued in connection therewith, or the sale of all or substantially all the assets of the Company to another Person, unless holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person;

(2)    any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3)    during any period of twelve consecutive months, individuals who on the Issue Date constituted the board of directors of the Company, together with any new directors whose election by the board of directors or whose nomination for election by the stockholders of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company then in office; or

(4)     the adoption of a plan relating to the liquidation or dissolution of the Company.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint

Venture to the extent that (A) such amounts were not earned by such Joint Venture during the applicable period, (B) there exists any legal or contractual encumbrance or restriction on the ability of such Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Joint Venture held by such Person and its Subsidiaries, but only to the extent so encumbered or restricted or (C) such Person does not have the right to receive or the ability to cause to be distributed its pro rata share of all earnings of such Joint Venture) as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall not include:

(1)    the net income (but not loss) of any non-Guarantor Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such non-Guarantor Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statue, rule or governmental regulation applicable to such non-Guarantor Restricted Subsidiary;

(2)    the cumulative effect of a change in accounting principles during such period;

(3)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt;

(4)    any non-cash charges resulting from mark-to-market accounting relating to Equity Interests; and

(5)    any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142-Goodwill and Other Intangibles and No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 — Business Combinations.

“Credit Agreement” means the amended and restated credit agreement dated August 18, 2011(as amended, amended and restated, supplemented or otherwise modified from time to time) among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, together with any related documents (including any security documents and guarantee agreements), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreements, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under one or more other credit agreements, indentures (including the indenture governing the notes), financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Credit Agreement” shall include any agreement (i) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facilities” means one or more of (i) the Credit Agreement, and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for one or more revolving credit loans, term loans, any Securitization Financing, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Debt, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures (including the indenture governing the notes), financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Debt incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Debt” means, with respect to any Person at any date of determination, without duplication,

(1)    all indebtedness of such Person for borrowed money;

(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 20 Business Days;

(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5)    all obligations of such Person as lessee under Capital Leases;

(6)    indebtedness or similar financing obligations of such Person under any Securitization Financing;

(7)    the principal component of all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed by such Person;

(8)    all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(9)    all obligations of such Person under Hedging Agreements. The amount of Debt of any Person will be deemed to be:

(A)    with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B)    with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C)    with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E)    otherwise, the outstanding principal amount thereof together with any interest thereon that is more than 30 days past due.

The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt, and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Debt for purposes of “ — Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

(1)    required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

(2)    convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary);

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions

(A)    are no more favorable to the holders than “ — Certain Covenants — Limitation on Asset Sales” and “ — Certain Covenants — Repurchase of Notes Upon a Change of Control,” and

(B)    specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the notes as required by the indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, for any period, the sum of:

(1)    Consolidated Net Income, plus

(2)    Fixed Charges, to the extent deducted in calculating Consolidated Net Income, including letter of credit fees, plus

(3)    to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP:

(A)    income, franchise and similar taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales, extinguishment of Debt or extraordinary gains or losses; and

(B)    depreciation, amortization (including amortization of financing costs, intangibles, goodwill and organization costs) and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

provided that, with respect to any Restricted Subsidiary, the items set forth in (A) and (B) above will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income, plus

(4)    net after-tax losses attributable to any sale, lease, transfer or other disposition of assets outside the ordinary course of business, to the extent reducing Consolidated Net Income, plus

(5)    non-recurring charges so long as such charges do not exceed $20.0 million during any fiscal year, plus

(6)    to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption, plus

(7)    to the extent actually reimbursed, expenses Incurred to the extent covered by indemnification provisions in any agreement in connection with an Investment, plus

(8)    cash expenses Incurred in connection with any Investment permitted under “ — Certain Covenants — Limitation on Restricted Payments,” the issuance and sale of Qualified Equity Interests or the issuance or refinancing of Debt (in each case, whether or not consummated), minus

(9)    an amount which, in the determination of Consolidated Net Income, has been included for:

(i)    (A) non-cash gains (other than with respect to cash actually received) and (B) all extraordinary gains, and

(ii)    any gains realized upon any sale, lease, transfer or other disposition of assets of property outside of the ordinary course of business, plus/minus

(10)    unrealized losses/gains in respect of Swap Contracts.

“Equity Interests” means all Capital Stock and all warrants, profits, interests, equity appreciation rights or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means (i) an underwritten primary public offering, after the Issue Date, of Qualified Stock of the Company pursuant to an effective registration statement under the Securities Act other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees or (ii) a sale of Capital Stock of any Person proceeds of which are contributed to the equity capital of the Company or any of Restricted Subsidiary.

“Exchange Companies” means Investment Property Exchange Services, Inc. and any other Restricted Subsidiaries that are engaged in like-kind-exchange operations.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Company or, if specified herein, its Board of Directors, and in any such case, which determination shall be conclusive).

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x)    the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y)    the aggregate Fixed Charges during such reference period.

In making the foregoing calculation the following adjustments shall be made:

(1)    Incurrence of Debt:    If the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of the reference period that remains outstanding on the transaction date or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence of Debt, EBITDA and Interest Expense for the reference period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of the reference period (except that in making such computation, the amount of Debt under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation)

and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of the reference period; or

(2)    Discharge of Debt.    If the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on the transaction date or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio involves a discharge of Debt (in each case other than Debt Incurred under any revolving credit facility unless such Debt has been permanently repaid and the related commitment terminated), EBITDA and Interest Expense for the reference period will be calculated after giving effect on a pro forma basis to such repayment, repurchase, defeasance or other discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of the reference period;

(3)    Sales.    If since the beginning of the reference period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such an Asset Sale:

(a)    the EBITDA for the reference period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for the reference period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the reference period; and

(b)    Interest Expense for the reference period will be reduced by an amount equal to the Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (including, but not limited to, through the assumption of such Debt by another Person if the Company and its Restricted Subsidiaries are no longer liable for such Debt after the assumption thereof) with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for the reference period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Interest Expense for the reference period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(4)    Purchases.    If since the beginning of the reference period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, EBITDA and Interest Expense for the reference period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of the reference period; and

(5)    Adjustments for Acquired Person.    If since the beginning of the reference period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the reference period) will have Incurred any Debt or discharged any Debt, made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the reference period, EBITDA and Interest Expense for the reference period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company and shall include, with respect to any period in the case of sales,

Investments or acquisitions referred to above, the net reduction in costs that have been realized or are reasonably anticipated to be realized in good faith with respect to such sale, Investment or acquisition within twelve months of the date thereof and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs, as set forth in an Officer’s Certificate delivered to the Trustee that outlines the specific actions taken or to be taken and the net reduction in costs achieved or to be achieved from each such action and that certifies that such cost reductions meet the criteria set forth in this sentence. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the transaction date had been the applicable rate for the entire reference period (taking into account any Hedging Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Debt that is being given pro forma effect bears an interest rate at the option of the Company or any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by the Company or such Restricted Subsidiary.

“Fixed Charges” means, for any period, the sum (without duplication) of

(1)    Interest Expense for such period; and

(2)    the product of

(x)    cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and

(y)    a fraction (expressed as a decimal), the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition of assets or any Asset Sale permitted by the indenture. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Company that guarantees Debt under the Credit Agreement on the Issue Date and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of Exhibit B to the indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to “— Consolidation, Merger, Lease and Sale of Assets,” in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates, (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, or (iii) any Swap Contract.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “— Certain Covenants — Limitation on Asset Sales.”

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Sale and Leaseback Transactions, (ii) amortization of debt discount costs but excluding amortization or write-off of deferred financing charges, (iii) capitalized interest (but excluding interest accruing with respect to tax liabilities (whether or not contingent)), (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements, and (vii) any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries, as determined on a consolidated basis and in accordance with GAAP; provided that, notwithstanding the foregoing, Interest Expense shall not include (i) annual agency fees paid to the administrative agent under the Credit Agreement and (ii) fees and expenses associated with any Permitted Investment, issuance of Equity Interests or issuance of Debt (whether or not consummated), including the notes.

“Investment” means

(1)    any direct or indirect advance, loan or other extension of credit to another Person,

(2)    any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3)    any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4)    any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. For all purposes of the indenture, the amount of any Investment shall be the amount actually invested on the date of such Investment, without any adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means BBB- or higher by S&P or Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s, or of another Rating Agency.

“Issue Date” means the date on which the notes are originally issued under the indenture.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Company or any of its Subsidiaries, (b) any other Person designated by the Company in writing to the Trustee (which designation shall be irrevocable) as a “Joint Venture” for purposes of the indenture and at least 50% but less than 100% of whose Equity Interests are directly owned by the Company or any of its Subsidiaries, and (c) any Person in whom the Company or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Material Subsidiary” means each Restricted Subsidiary other than Restricted Subsidiaries that, as of any date of determination, individually or collectively, for the four fiscal quarter period ended most recently prior to such date of determination, did not generate more than 10% of the EBITDA of the Company and its Restricted Subsidiaries and, at the date of determination, did not have assets constituting more than 5% of the Total Assets of the Company and its Restricted Subsidiaries on a consolidated basis.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1)    brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, underwriters and investment bankers;

(2)    provisions for taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries;

(3)    payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4)    appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees and other amounts payable and liabilities with respect to such Debt pursuant to its terms, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means the chief executive officer, chief financial officer, the treasurer or principal accounting officer of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by any one Officer of the Company.

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto or extension, expansions or developments thereof; and any other business approved from time to time by the Board of Directors.

“Permitted Investments” means:

(1)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)    any Investment in cash or Cash Equivalents;

(3)    any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,

(A)    such Person becomes a Restricted Subsidiary of the Company, provided that such Person is primarily engaged in a Permitted Business, or

(B)    such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, provided that such Person is primarily engaged in a Permitted Business;

(4)    Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “— Certain Covenants — Limitation on Asset Sales” or in any other disposition of assets not constituting an Asset Sale pursuant to the exceptions in the definition thereof (except pursuant to clause (5) in such definition);

(5)    any Investment acquired solely in exchange for Qualified Stock of the Company;

(6)    Hedging Agreements otherwise permitted under the indenture;

(7)    (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business, (ii) endorsements of negotiable instruments and documents for collection or deposit in the ordinary course of business, and (iii) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(8)    payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, directors, officers, members of management, employees and consultants; in each case in the ordinary course of business, not in excess of $10.0 million outstanding at any time;

(9)    extensions of credit to customers and suppliers in the ordinary course of business;

(10)    Investments existing or contemplated on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except as otherwise permitted under “— Certain Covenants — Limitation on Restricted Payments”;

(11)    Guarantees by the Company or any Restricted Subsidiary of leases (other than a Capital Lease) entered into in the ordinary course of business;

(12)    Investments in any notes (including any additional notes) issued under the indenture;

(13)    Guarantees by the Company or any of its Restricted Subsidiaries of Debt otherwise permitted to be Incurred by the Company or any of its Restricted Subsidiaries under the indenture;

(14)    receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(15)    any pledges or deposits permitted under the definition of “Permitted Liens”;

(16)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of clauses (4), (6), (7) or (8) of paragraph (b) of the covenant described under “— Certain Covenants — Limitation on Transactions with Shareholders and Affiliates”;

(17)    any Investment that replaces, refinances or refunds an existing Investment (other than an Investment under clauses (1), (2), (3), (7), (8), (9), (12), (14), or (15) above or (18), (19) or (20) below); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(18)    in addition to Investments listed above, Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $175.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause);

(19)    any Investment in a Securitization Vehicle or any Investment by a Securitization Vehicle in any other Person in connection with a Securitization Financing permitted by the indenture, including Investments of funds held in accounts permitted or required by the arrangements governing the Securitization Financing or any related Debt; provided that any Investment in a Securitization Vehicle is in the form of a purchase money note, contribution of additional Securitization Assets or equity investments; and

(20)    Investments of funds held by the Exchange Companies for the benefit of their customers in connection with their like-kind-exchange operations.

If any Investment pursuant to clause (18) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and not clause (18) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means

(1)    Liens existing on the Issue Date (other than Liens referred to in clause (3) below) and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock,” and (b) improvements, accessions, dividends, distributions, proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the Obligations secured or benefited by such Liens (if such Obligations constitute Debt) is permitted under “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”;

(2)    Liens securing the notes (other than any additional notes) or any Note Guaranties;

(3)    Liens securing Obligations under or with respect to Permitted Bank Debt and Obligations with respect thereto and securing any Guarantees of such Obligations;

(4)    (i) Liens Incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens Incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies;

(5)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole;

(6)    Liens for taxes, assessments or governmental charges which (x) are not overdue for a period of more than 60 days, (y) if more than 60 days overdue, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (z) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries taken as a whole;

(7)    Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(8)    Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Debt for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) Incurred in the ordinary course of business;

(9)    survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(10)    licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(11)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt (other than Debt described in paragraph (7) of the definition of “Debt”), (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Company or any Restricted Subsidiary and (iii) relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(12)    Liens securing judgments for the payment of money not constituting an Event of Default;

(13) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(14)    Liens in favor of the Company or any Restricted Subsidiary securing Debt permitted under “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock” or other obligations;

(15)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business, or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(16)    Liens arising from precautionary UCC financing statement filings (or similar filings under applicable Law) regarding leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business (and Liens consisting of the interests or title of the respective lessors thereunder);

(17)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business not prohibited by the indenture;

(18)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof, and any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) in the case of Liens securing Debt Incurred pursuant to clause (9) under “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”, (a) such Liens (except for refinancings thereof) attach concurrently with or within 365 days after the purchase or completion of, construction or improvement (as applicable) of the property subject to such Liens and (b) such Lien does not extend to or cover any other assets or property (other than the improvements, accessions, dividends, distributions, proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement to pledge after-acquired property shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) in the case of Liens securing Debt other than Debt Incurred pursuant to clause (9) under “— Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock”, (a) such Liens do not extend to the property of any Person other than the Person acquired or formed to make such acquisition and the subsidiaries of such Person and (b) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary;

(19)    Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired under paragraph (3) of the definition of “Permitted Investment” to be applied against the purchase price for such investment, and (B) consisting of an agreement to dispose of any property in a disposition permitted under “— Certain covenants — Limitation on asset sales” and (ii) on cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under the indenture;

(20)    Liens securing Hedging Agreements so long as such Hedging Agreements relate to other Debt that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Agreements;

(21)    Liens on property of any Foreign Restricted Subsidiary securing Debt of such Foreign Restricted Subsidiary to the extent permitted to be Incurred under “— Certain covenants — Limitation on debt and disqualified or preferred stock”;

(22)    any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary;

(23)    extensions, renewals, refundings or replacements (in each case, in whole or in part) of any Liens referred to in clauses (1), (2) or (18) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property (plus improvements, accessions, proceeds or dividend or distributions in respect thereof) and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;

(24)    Liens arising in connection with Cash Management Practices;

(25)    Liens securing Specified Non-Recourse Indebtedness;

(26)    Liens securing Debt permitted to be Incurred pursuant to the covenant described under “Certain Covenants — Limitation on Debt and Disqualified or Preferred Stock” in an amount not to exceed the maximum amount of Debt such that the Senior Secured Debt Ratio (at the time of incurrence of such Debt after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 2.25 to 1.00; and

(27)    other Liens securing obligations in an aggregate amount not exceeding the greater of (i) $75.0 million and (ii) 3.0% of Total Assets.

“Person” means an individual, a corporation, a partnership, a limited liability company, joint venture, joint stock company, an association, unincorporated organization, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agency” means (i) S&P, (ii) Moody’s or (iii) if neither S&P or Moody’s is rating the notes, another recognized rating agency, selected by the Company.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC” means the Securities and Exchange Commission.

“Securitization Assets” means any accounts receivable, royalty or revenue streams, other financial assets, proceeds and books, records and other related assets incidental to the foregoing subject to a Securitization Financing.

“Securitization Financing” means Debt Incurred in connection with a receivables securitization transaction involving the Company or any of its Restricted Subsidiaries and a Securitization Vehicle; provided that (i) such Debt when Incurred shall not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, (ii) such Debt is created and any Lien attaches to such property concurrently with or within forty-five (45) days of the acquisition thereof, and (iii) such Lien does not at any time encumber any property other than the property financed by such Debt.

“Securitization Vehicle” means one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of the Company and are Persons organized for the limited purpose of entering into a Securitization Financing by purchasing, or receiving by way of capital contributions, sale or other transfer, assets from the Company and its Subsidiaries and obtaining financing for such assets from third parties, and whose structure is designed to insulate such vehicle from the credit risk of the Company.

“Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien minus (y) the aggregate amount of cash and Cash Equivalents (which shall be free and clear of any Liens) of the Company and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with GAAP, in each case of clause (x) and (y) as of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, to (2) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Company or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Total Assets” means, at any time with respect to any Person, the total assets appearing on the most recently prepared consolidated balance sheet of such Person as of the end of the most recent fiscal quarter of such Person for which such balance sheet is available, prepared in accordance with GAAP.

“Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of Debt of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Debt for borrowed money, Debt of the Company and its Restricted Subsidiaries in respect of Capital Leases, Debt obligations evidenced by promissory notes or similar instruments and Debt or similar financing obligations of the Company and its Restricted Subsidiaries under any Securitization Financing and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Total Indebtedness shall be required to be determined pursuant to the indenture.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2017; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be (at any relevant time of determination), an Unrestricted Subsidiary in accordance with “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.”

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

Global Notes

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form without coupons. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner and holder of a global note, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in “street name” and will be the responsibility of those participants.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds and would also be subject to DTC’s rules and procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary.

In addition, because of time-zone differences, U.S. investors who hold their interests in the global notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	we receive notice from DTC that it is unwilling or unable to continue as depository for the global notes or if DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary for the global notes registered as clearing agency under the Exchange Act within 90 days after the date we receive such notice or learn that DTC has ceased to be so registered; or

•	certain other events provided in the indenture should occur.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes. This summary only applies to investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”) and purchase their notes for cash upon initial issuance at the “issue price” (the first price at which a substantial amount of notes is sold for money to investors, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary is based upon current U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, expatriates, broker-dealers, traders in securities who elect a mark-to-market method of accounting, tax-exempt organizations, persons that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships for U.S. federal income tax purposes or investors therein, persons subject to alternative minimum tax or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) or any foreign, state or local tax considerations. We are not planning to seek a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of the notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein. Each prospective investor is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership or disposition of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions or (b) the trust has elected to be treated as a United States person. A beneficial owner of a note that for U.S. federal income tax purposes is an individual, corporation, estate or trust that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If an entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes, and partners in such a partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Interest.    Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income, in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes.    Upon a sale, exchange, retirement, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such notes. The amount realized will include the amount of any cash and the fair market value of any property received for the notes (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income (as described above under “— Interest”) to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such U.S. Holder decreased by any payments received on the note other than interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest.    Subject to the discussion below concerning backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that: (1) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us, (3) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides certain other information or satisfies certain other certification requirements, and (4) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes.    Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which generally will be taxable as described above under “ — Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement, redemption or other taxable disposition of a note, unless in the case of gain (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain will be taxed as described below, or (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case such Non-U.S. Holder will be subject to tax at 30% (or, if applicable, a lower treaty rate) on the gain derived from such disposition, which may be offset by U.S. source capital losses.

Income Effectively Connected with a U.S. Trade or Business.    If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes or gain realized on the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such a Non-U.S. Holder is a foreign corporation,such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments. Payments of interest that are effectively connected with a U.S. trade or business will not be subject to the 30% withholding tax provided that the Non-U.S. Holder claims exemption from withholding. To claim exemption from withholding, the Non-U.S. Holder must certify its qualification, which generally can be done by filing a properly executed IRS Form W-8ECI (or other applicable form).

Information Reporting and Backup Withholding

U.S. Holders.    Payments of interest on, or the proceeds of the sale, exchange or other taxable disposition (including a retirement or redemption) of, a note are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at a specified rate, currently 28% (and scheduled to increase to 31% in 2013), if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders.    A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding at a specified rate, currently 28% (and scheduled to increase to 31% in 2013), with respect to payments of interest on, or the proceeds of the sale, exchange or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

Wells Fargo Securities, LLC is acting as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$222,000,000
J.P. Morgan Securities LLC	150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	90,000,000
SunTrust Robinson Humphrey, Inc.	90,000,000
U.S. Bancorp Investments, Inc.	30,000,000
Goldman, Sachs & Co.	18,000,000

Total	$600,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of 0.25% of the principal amount of the notes, respectively, to other dealers. After the initial public offering, the offering price and other selling terms maybe changed. The underwriters may offer and sell the notes through certain of their affiliates.

We estimate that our share of the total expenses of this offering, not including the underwriting discount, will be approximately $1.85 million.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount	1.375%	$8,250,000

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed, with exceptions, not to sell or transfer any debt securities for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically we have agreed not to directly or indirectly:

•	issue, sell, offer, pledge or contract to sell any debt securities;

•	grant any option, right or warrant for the sale of any debt securities; or

•	lend or otherwise dispose of or transfer any debt securities.

This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice to us or holders of notes. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters or their affiliates are arrangers, lenders and/or agents, and JPMorgan Chase Bank, N.A. is administrative agent under our Credit Facility. In addition, certain of the underwriters have affiliates that are lenders under the Term B Loan facility and each of the underwriters or their affiliates may be holders of our 2016 Notes. Therefore, such underwriters or their affiliates will receive a portion of the proceeds of this offering. Wells Fargo Securities, LLC is acting as dealer manager in connection with the Tender Offer and will receive customary fees in connection therewith. Certain of the underwriters or their affiliates are substantial customers of ours. See “Risk Factors—Our results of operations may be affected by the nature of our relationships with our largest customers or by our customers’ relationships with the government and sponsored enterprises.” In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/ or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their respective affiliates that have a lending relationship with us and routinely hedge their credit exposure consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instrument.

Selling Restrictions

Each underwriter has represented and agreed that:

(a)    in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(i)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(iii)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any manager to publish a prospectus pursuant to article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

(b)    (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(c)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(d)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters with respect to the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this prospectus supplement with respect to Lender Processing Services, Inc. as of December 31, 2011 and December 31, 2010, and for each of the years in the three-year period ended December 31, 2011, and Management’s Report on Internal Control over Financial Reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements and other information we file electronically. We make available, free of charge, through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is http://www.lpsvcs.com. The information on our website is not a part of and is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and our website address is included as an inactive textual reference only.

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference containing the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as a part of this prospectus supplement. We incorporate by reference into this prospectus supplement the information contained in the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 29, 2012;

•

the information responding to Part III of our Form 10-K for the fiscal year ended December 31, 2011 provided in our Proxy Statement on Schedule 14A filed with the SEC on April 9, 2012 and the Definitive Additional Materials filed with the SEC on May 16, 2012;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012 filed with the SEC on May 4, 2012 and August 3, 2012, respectively;

•

our Current Reports on Form 8-K or filed portions of those reports (but not reports or portions of reports which were furnished and not deemed to be filed) filed with the SEC on May 24, 2012, August 2, 2012 and September 7, 2012; and

•

all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and until the offering of notes is completed (but not documents or portions of documents which are furnished and not deemed to be filed).

You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus supplement to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You will be deemed to have notice of all information incorporated by reference in this prospectus supplement or the accompanying prospectus as if that information was included in this prospectus supplement or the accompanying prospectus, as applicable.

PROSPECTUS

Lender Processing Services, Inc.

Debt Securities (guaranteed to the extent provided herein)

We may offer and sell from time to time debt securities in one or more offerings in such amounts and with such terms as may be determined from time to time.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Investing in these securities involves certain risks. See ‘‘Risk Factors” on page 2 herein, and beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, page 46 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and page 38 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, each of which is incorporated by reference herein. The prospectus supplement applicable to each type or series of securities we offer may contains a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

We may sell these securities to or through underwriters and also directly to other purchasers, through dealers or through agents. The names of any underwriters, dealers or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 27, 2012.

You should carefully read this prospectus along with any accompanying prospectus supplement and any free writing prospectus delivered in connection with any offering. We are only responsible for the information contained in the prospectus, the applicable prospectus supplement and the documents contained or incorporated by reference herein. We and the underwriters have not authorized anyone to provide you with any other information. We do not take responsibility for any other information that others may give you.

References in this prospectus to “dollars” or “$” are to the lawful currency of the United States of America, unless the context otherwise requires.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) using a “shelf” registration process, relating to the debt securities and guarantees described in this prospectus. This means:

•	we may issue any securities covered by this prospectus from time to time;

•	we will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add to, update or change information contained in this prospectus.

This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Commission. For additional information regarding us and the offered securities, please refer to the registration statement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents by Reference.” In this prospectus, except as otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “LPS,” the “Company,” “we,” “our” or “us” refer to Lender Processing Services, Inc. and its subsidiaries. All references to the “Issuer” refer to Lender Processing Services, Inc. and not its subsidiaries.

ii

LENDER PROCESSING SERVICES, INC.

We are a provider of integrated technology and transaction services to the mortgage lending industry, with market leading positions in mortgage processing and default management services in the U.S. We conduct our operations through two reporting segments, Technology, Data and Analytics and Transaction Services. A large number of financial institutions use our solutions. Our technology solutions include our mortgage processing system, which automates all areas of loan servicing, from loan setup and ongoing processing to customer service, accounting and reporting. Our technology solutions also include our Desktop system, which is a middleware enterprise workflow management application designed to streamline and automate business processes. Our transaction services include our default services, which are used by mortgage lenders, servicers and other real estate professionals to reduce the expense of managing defaulted loans, and our origination services, which support most aspects of the closing of mortgage loan transactions by lenders and loan servicers.

Our Technology, Data and Analytics segment principally includes:

•	Servicing Technology. Our mortgage servicing technology, which we conduct using our mortgage servicing platform and our team of experienced support personnel;

•	Default Technology. Our Desktop application, a workflow system that assists our customers in managing business processes, which is primarily used in connection with mortgage loan default management;

•	Origination Technology. Our mortgage origination technology and our collaborative electronic vendor network, which provides connectivity among mortgage industry participants; and

•	Data and Analytics. Our data and analytics businesses, in which we provide automated valuation products and aggregated property, loan and tax status data services.

Our Transaction Services segment offers a range of services used mainly in the production of a mortgage loan, which we refer to as origination services, and in the management of mortgage loans that go into default, which we refer to as default services.

Our origination services principally include:

•	settlement and title agency services, in which we act as an agent for title insurers or as an underwriter, and closing services, in which we assist in the closing of real estate transactions;

•	appraisal services, which consist of traditional appraisals provided through our appraisal management company; and

•	other origination services, including flood zone information, which assists lenders in determining whether a property is in a federally designated flood zone.

Our default services principally include:

•	foreclosure management services, including administrative services provided to independent attorneys and trustees, mandatory title searches, posting and publishing, and other services;

•	property inspection and preservation services designed to preserve the value of properties securing defaulted loans;

•

asset management services, providing disposition services for our customers’ real estate owned properties through independent real estate brokers, attorneys and other vendors to facilitate the transaction; and

•	alternative property valuation services, which provide a range of default related valuation services supporting the foreclosure process.

General and administrative expenses that are not included in our operating segments are included in Corporate and Other.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number at that address is (904) 854-5100. We maintain a website at http://www.lpsvcs.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For further information regarding us, including financial information, you should refer to our recent filings with the Commission.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus (see page 14). The risks and uncertainties we describe are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a consolidated basis. Earnings as adjusted are calculated by taking earnings from continuing operations before income taxes, adding amortization of capitalized interest and subtracting capitalized interest. Fixed charges are calculated by taking interest expense and adding capitalized interest and amortization of debt issuance costs.

	Six Months Ended June 30, 2012	Year December 31,
		2011	2010	2009	2008	2007(1)
Ratio of earnings to fixed charges	1.2	3.2	6.9	5.5	8.1

(1)	The Company was incorporated on December 7, 2007 and had no significant assets prior to June 13, 2008 and therefore does not have a ratio of earnings to fixed charges for the year ended December 31, 2007.

FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus that are not purely historical, including statements regarding our expectations, hopes, intentions or strategies regarding the future, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	our ability to adapt our services to changes in technology or the marketplace;

•	the impact of changes in the level of real estate activity (including among others, loan originations and foreclosures) on demand for certain of our services;

•	our ability to maintain and grow our relationships with our customers;

•	the effects of our substantial leverage on our ability to make acquisitions and invest in our business;

•	the level of scrutiny being placed on participants in the foreclosure process;

•

risks associated with federal and state inquiries and examinations currently underway or that may be commenced in the future with respect to our default management operations, and with civil litigation related to these matters;

•	changes to the laws, rules and regulations that regulate our businesses as a result of the current economic and financial environment;

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	the impact of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	risks associated with protecting information security and privacy;

•	our historical financial information may not be indicative of our results as a stand-alone company; and

•	other risks detailed elsewhere in this prospectus, including those set forth in “Risk Factors.”

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions, to refinance existing indebtedness and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

General

We may issue debt securities from time to time in one or more distinct series. The debt securities will be senior debt securities. Senior debt securities will be issued under an indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee under the applicable indenture will be U.S. Bank National Association. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the debt securities, their indentures and their guarantees, if any, are summaries of these provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities, their indentures (including any amendments or supplements we may enter into from time to time which are permitted under each indenture) and their guarantees, if any.

The applicable prospectus supplement will specify whether such debt securities will be guaranteed by one or more of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt, will rank senior to any of our subordinated debt, will be effectively subordinated to any of our secured debt to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to any indebtedness of our subsidiaries that do not guarantee the senior debt securities.

The applicable prospectus supplement will set forth the terms of each series of debt securities, including, if applicable:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	if a person other than U.S. Bank National Association is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the trustee the names and addresses of the holders of the debt securities;

•	provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	the forms of the debt securities;

•	a discussion of material U.S. federal income tax considerations; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

This prospectus is part of a registration statement that does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.

Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

As noted above, our debt securities may be guaranteed by one or more of our other subsidiaries if so provided in the applicable prospectus supplement or other offering material. The prospectus supplement or other offering material will describe the terms of any guarantees, including, among other things, the ranking of the guarantee, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the Trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Such definitive debt securities will be registered in such name or names as the depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Governing Law

Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Information Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, U.S. Bank National Association is to be the Trustee and paying agent under each indenture and is one of a number of banks with which we maintain banking relationships in the ordinary course of business.

PLAN OF DISTRIBUTION

We may sell offered securities in any one or more of the following ways from time to time:

(1)	through agents;

(2)	to or through underwriters;

(3)	through dealers; or

(4)	directly to purchasers.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased. We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements to indemnification against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters, dealers or remarketing firms may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms, as well as their respective affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

General

We are subject to the information requirements of the Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements and other information we file electronically. We make available, free of charge, through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is http://www.lpsvcs.com. The information on our website is not a part of and is not incorporated by reference in this prospectus, and our website address is included as an inactive textual reference only.

This prospectus, which forms a part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus, the accompanying prospectus supplement or any documents incorporated by reference containing the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of this registration statement and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 29, 2012;

•

the information responsive to Part III of our Form 10-K for the year ended December 31, 2011 provided in our Proxy Statement on Schedule 14A filed with the SEC on April 9, 2012 and the Definitive Additional Materials filed with the SEC on May 16, 2012;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012 filed with the SEC on May 4, 2012 and August 3, 2012, respectively;

•

our Current Reports on Form 8-K or filed portions of those reports (but not reports or portions of reports which were furnished and not deemed to be filed) filed with the SEC on May 24, 2012, August 2, 2012 and September 7, 2012; and

•

all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and until the offering of notes is completed (but not documents or portions of documents which are furnished and not deemed to be filed).

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits to the Registration Statement) call or write us at the following address: 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations, telephone number (904)  854-8640.

VALIDITY OF SECURITIES

Certain matters as to U.S. law with respect to the validity of certain of the offered securities will be passed upon for us by Cravath, Swaine & Moore LLP. Additional legal matters may be passed on for us, any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements included in this prospectus with respect to Lender Processing Services, Inc. as of December 31, 2011 and December 31, 2010, and for each of the years in the three-year period ended December 31, 2011, and Management’s Report on Internal Control over Financial Reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Lender Processing Services, Inc.

$600,000,000

Senior Notes due 2023

PROSPECTUS SUPPLEMENT

September 28, 2012

Joint Book-Running Managers

Wells Fargo Securities

J.P. Morgan

BofA Merrill Lynch

SunTrust Robinson Humphrey

US Bancorp

Goldman, Sachs & Co.